AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 2022
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PRUCO LIFE INSURANCE COMPANY
(Exact Name of Registrant as Specified in its Charter)
ARIZONA
(State or other jurisdiction of incorporation or organization)
22-1944557
(I.R.S. Employer Identification Number)
C/O PRUCO LIFE INSURANCE COMPANY
213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102-2992
(973) 802-7333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
J. MICHAEL LOW, ESQ.
c/o KUTAK ROCK LLP
8601 North Scottsdale Road, Suite 300
Scottsdale, Arizona 85253-2738
(480) 429-4874
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
ELIZABETH L. GIOIA
VICE PRESIDENT
PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION
ONE CORPORATE DRIVE
SHELTON, CONNECTICUT 06484
(203) 402-1624

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer

Non-accelerated filer	X	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The principal underwriter for these securities, Prudential Annuities Distributors, Inc. is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The offering under this registration statement will conclude three years from the effective date of this registration statement, unless terminated earlier by the Registrant. See the prospectus included in Part 1 hereof for the date of the prospectus.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
PRUCO LIFE INSURANCE COMPANY
A Prudential Financial Company
751 Broad Street, Newark, NJ 07102-3777

[Prudential Dynamic Income Wrap]
Individual Contingent Deferred Annuity
Prospectus Dated [ ]

This prospectus describes the [Prudential Dynamic Income Wrap], an individual contingent deferred annuity (“Contract”) offered by Pruco Life Insurance Company (“Pruco Life,” “we,” “our” or “us”). The Contract is offered to eligible investors who have engaged a registered investment adviser (“Financial Professional”) to provide advice on the management of an investment account (“Account”) held with an investment firm (“Financial Firm”) approved by us.

The Contract is designed to provide a protected income amount, which fluctuates based on the Account’s investment performance, until we are obligated to make guaranteed payments, if ever. You (or your Financial Professional, on your behalf) control the assets in your Account, not us. However, the Contract’s benefits are subject to the Contract’s rules regarding withdrawals, contributions, investment allocations, and other matters relating to your Account. Violating these rules, or exceeding the limits established by these rules, may significantly reduce the value of your benefit, and may even cause your Contract to terminate.

This prospectus describes all material rights and obligations of the Contracts. This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client(s) or prospective client(s). The information is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Clients seeking information regarding their particular investment needs should contact a Financial Professional. The Contract is offered as an individual annuity contract and has features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the Contract.

The Contract and certain features may not be available in all states. This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

The principal underwriter for the Contract is [Prudential Annuity Distributors, Inc.] (“[PAD]”), who sells the Contract through selling firms with whom [PAD] has entered into a selling agreement. The Contract and certain features may not be available through all selling firms. Financial Professionals may be compensated for the sale of the Contract. Please speak to your Financial Professional for further details.

The minimum initial value under the Contract is [$25,000].

PLEASE READ THIS PROSPECTUS
This prospectus sets forth information about the Contract that you should know before purchasing. Please read this prospectus and keep it for future reference. Certain terms are capitalized in this prospectus. Those terms are defined either in the “Special Terms” section or in the context of the particular section.

Contingent deferred annuity contracts are complex insurance vehicles. Refer to “Summary Risk Factors” beginning on page 4 of this prospectus for a summary of the Contract’s risks, and “Risk Factors” beginning on page 11 of this prospectus for a full discussion of the Contract’s risks.

You should work with your Financial Professional to decide whether the Contract is appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.

RIGHT TO CANCEL
You may cancel this Contract within 10 days after you receive it (30 days if the Contract is being issued as a replacement for another contract). The amount of the refund will equal any Contract Fees paid as of the date your Contract is cancelled.

OTHER CONTRACTS
We offer a variety of annuity contracts. They offer features and have fees and charges that are different from the Contract offered by this prospectus. Not every annuity contract we issue is offered through every selling firm. Upon request, your Financial Professional can show you information regarding other Pruco Life annuity contracts that your Financial Professional sells. You can also contact us to find out more about the availability of any of the Pruco Life annuity contracts.

AVAILABLE INFORMATION
Additional information about us and this offering is available in the registration statement and the exhibits thereto, as well as in documents incorporated by reference into this prospectus (which means they are legally part of this prospectus). You may review and obtain copies of these materials at no cost to you by contacting us. They may also be obtained through the Securities and Exchange Commission’s Internet Website (www.sec.gov), which the SEC maintains for us and other registrants that file electronically with the SEC. Please see “How to Contact Us” later in this prospectus for our Service Office address.

In compliance with U.S. law, Pruco Life delivers this prospectus to current Contract Owners that reside outside of the United States. However, we may not market or offer the Contract to prospective purchasers who are outside of the United States.

* * *

THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, AND IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUCO LIFE AND THE ROCK LOGO ARE SERVICEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE SM OR ® SYMBOLS.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 OR GO TO OUR WEBSITE AT WWW.PRUDENTIAL.COM.

SPECIAL TERMS
Account: Your investment account at your Financial Firm that holds the covered assets relating to your Contract. Depending on your Financial Firm, you may be able to designate only a portion of your investment account’s overall assets (sometimes referred to as a “sleeve”) for coverage under the Contract. If your Contract covers only a portion of your investment account’s overall assets, then “Account” refers only to the covered portion of your investment account.
Account Owner(s): The natural person(s) or entity who has all rights to the Account.
Account Value: The value of the assets in your Account as of the close of business on a Valuation Day. For the purposes of the Contract, once the Account Value has been determined on a Valuation Day, it does not change until the close of business on the next Valuation Day.
Additional Account Value Contribution: Amounts contributed to the Account by you, or on your behalf, after the Contract Date, as permitted under the Contract, and acknowledged by us.
Advisory Fees: The amount your Financial Firm or Financial Professional deducts from your Account for investment advisory services provided in relation to the Account or any other investment account.
Annual Income Amount: During the Income Stage, the annual amount determined for each Contract Year that can be withdrawn without being considered an Excess Withdrawal. During the Income Stage, the Annual Income Amount will vary and can be higher or lower in one Contract Year than in the prior Contract Year. During the Insured Income Stage, the Annual Income Amount is the annual amount distributed in the form of Insured Income Payments. The Annual Income Amount will not change during the Insured Income Stage.
Annuitant(s): The natural person(s) whose life expectancy(ies) is the basis for Insured Income Payments or Annuity Payments under the Contract. The Contract Owner is the Annuitant or, if more than one Contract Owner, the first named Contract Owner in the Contract Schedule will be the Annuitant and the other Contract Owner will be the Co-Annuitant. If the Contract Owner is an entity that we allow, the Annuitant and, if applicable, Contingent Annuitant, is a natural person who has a beneficial interest in the Account and entity and is named by the Contract Owner at issuance of the Contract. Annuitant, Co-Annuitant and Contingent Annuitant may be collectively referred to herein as the Annuitants.
Annuitization (Annuitization option): The Contract feature that allows you to convert your entire remaining Account Value into a guaranteed stream of Annuity Payments from us.
Annuity Date: The date on which the Account is permanently converted into payments from us, either in the form of Annuity Payments or in the form of Insured Income Payments.
Annuity Payments: Payments we make to the Annuitant(s), designated payee, or the Beneficiary(ies) on or after the Annuity Date based on the Account Value transferred to us and the Annuitization option selected by you.
Beneficiary(ies): The natural person(s) or entity named as beneficiary on or after the Annuity Date to receive any remaining period certain Annuity Payments, if applicable, at the death of the Annuitant(s).
Code or Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
Company: Pruco Life Insurance Company (also referred to as “Prudential,” “we,” “us” or “our”).
Contract: The contingent deferred annuity contract described in this prospectus.
Contract Date: The Valuation Day on which this Contract becomes effective.
Contract Date Anniversary: Each annual anniversary of the Contract Date, or the next following Valuation Day if the annual anniversary does not fall on a Valuation Day.
Contract Fee: The amounts paid to maintain this Contract.
Contract Owner(s): The natural persons or entity to whom a Contract is issued (also referred to as “you” or “your,” where applicable). All ownership rights with respect to any issued Contract belong to the Contract Owner(s), or as determined through the operation of applicable law.
Contract Year: The first Contract Year begins on the Contract Date and continues through and includes the day immediately preceding the first Contract Date Anniversary. Subsequent Contract Years begin on the Contract Date Anniversary and continue through and include the day immediately preceding the next Contract Date Anniversary. For a Qualified Account, once the Income Stage begins, the next Contract Year will begin on the first Valuation Day of the calendar year that immediately follows the Contract Year in which the Income Stage began. Each subsequent Contract Year will then correspond to the calendar year.
Cumulative Income Minimum Feature: A feature that may provide an additional payment at the time the youngest Annuitant reaches age 95, if certain conditions are met. The availability of this feature varies by Financial Firm. See Cumulative Income Minimum Feature section for additional details.
Custodial IRA Account: A custodial or trust account to hold retirement assets pursuant to the provisions of Section 408(a) of the Internal Revenue Code.

Custodial Roth IRA Account: A custodial or trust account to hold retirement assets pursuant to the provisions of Section 408A and 408(a) of the Internal Revenue Code.
Due Proof of Death: Due Proof of Death is satisfied when we receive, in Good Order, documentation acceptable to us and all representations required or mandated by applicable law or regulation in relation to the Contract.
Eligible Account Assets: Investments that we designate as eligible for coverage under this Contract. After the Contract is issued, we may designate additional investments as Eligible Account Assets. Once we designate an investment as an Eligible Account Asset, we, at any time in the future, may determine that such investment is no longer an Eligible Account Asset. Money market holdings are considered to be an Eligible Account Asset.
Excess Withdrawal: All or any portion of a withdrawal during the Income Stage that exceeds the remaining Annual Income Amount for that Contract Year and any Unused Annual Income Amount. Excess Withdrawals may significantly reduce the value of your Contract’s future benefit and may cause the Contract to terminate.
Financial Firm: The financial institution holding your Account.
Financial Professional: The registered investment adviser who provides investment advisory services in relation to your Account.
Good Order: Good Order is a state or condition acceptable to us, in our sole discretion, and determined to be reasonably necessary for the accurate execution of the intended transaction or direction, including: a) being received at our Service Office in a manner that is sufficiently complete and clear that we do not need to exercise any discretion; b) complies with all relevant laws and regulations; c) on specific forms, or by other means we then permit (such as via telephone or electronic transmission); and/or d) with any signatures and dates as we may require. We will notify the Financial Firm, or you when Good Order conditions have not been met.
Income Base: The benefit base that is used to determine the Annual Income Amount. The Income Base is not a cash value available for withdrawal or annuitization.
Income Deferral Rate: The annual percentage that is added as a daily amount to the Income Percentage on each Valuation Day during the Pre-Income Stage.
Initial Account Value Contribution: The Account Value on the Contract Date.
Initial Income Percentage: A percentage assigned to the Initial Account Value Contribution on the Contract Date.
Also, a percentage assigned to each Additional Account Value Contribution after the Contract Date. The applicable percentage is based on the attained age of the Annuitant, or the younger of the Annuitants, as applicable, on the Contract Date or on the Valuation Day of the Additional Account Value Contribution.
Insured Income Payment: Payments we make to the Annuitant(s) on or after the Annuity Date based on the Annual Income Amount as of the Annuity Date. Insured Income Payments are a fixed amount payable each year until the death of the Annuitant, or last surviving Annuitant, during the Insured Income Stage.
Income Percentage: The income rate applied to the Income Base to determine the Annual Income Amount.
Income Stage: The time period beginning on the Valuation Day next following the earlier of the first Income Withdrawal or notification by you, received by us in Good Order, to begin the Income Stage and ending on the Annuity Date or termination of the Contract. During the Income Stage, you may take Income Withdrawals from your Account. Income Withdrawals will not reduce your Contract’s benefit. Withdrawals that exceed the Annual Income Amount and any Unused Annual Income Amount (i.e., taking Excess Withdrawals) may significantly reduce the value of your Contract’s future benefit and may cause the Contract to terminate.
Insured Income Stage: The period of time between the Annuity Date and the date on which our Insured Income Payment obligation under the Contract ends. During the Insured Income Stage, we make Insured Income Payments. The annual amount of Insured Income Payments will equal your Annual Income Amount as of the Annuity Date, adjusted for Additional Account Value Contributions and Excess Withdrawals that occurred in the same Contract Year as the Annuity Date.
Income Withdrawal: A withdrawal during the Income Stage that does not exceed the remaining Annual Income Amount for that Contract Year or any Unused Annual Income Amount. Income Withdrawals will not reduce your Contract’s future Annual Income Amount.
Minimum Account Value: The minimum Account balance your Financial Firm requires to maintain your Account.
Non-Income Withdrawal: Any amount taken from the Account prior to the start of the Income Stage and designated as such by you. Once you take a withdrawal that you have not designated as a Non-Income Withdrawal, the Income Stage will begin.
Non-Qualified Account: Any Account that is not a Qualified Account.
Performance Adjustment: Amounts applied to your Income Base and Unused Annual Income Amount. Performance Adjustment is applied to the Income Base on each Valuation Day during the Income Stage and is equal to the net percentage change in Account Value since the previous Valuation Day due to investment performance and deductions for Contract Fees or Advisory Fees. A Performance Adjustment is applied to the Unused Annual Income Amount on each Contract Date Anniversary during the Income Stage and is equal to the net percentage change in Account

Value since the last Contract Date Anniversary due to investment performance and deductions for Contract Fees or Advisory Fees. Increases in Account Value from Additional Account Value Contributions, and decreases in Account Value from withdrawals, are excluded from Performance Adjustments.
Pre-Income Stage: The initial stage of the Contract that begins on the Contract Date and ends on the earliest of: a) when you enter the Income Stage, b) when you enter the Insured Income Stage, c) when you elect the Annuitization option, or d) when your Contract is terminated.
Qualified Account: An Account maintained pursuant to an eligible retirement plan as defined in Code Section 402(c)(8)(B), including a Custodial IRA Account as defined by Code Section 408(a) and a Custodial Roth IRA Account as defined by Code Section 408A, but not including a custodial account described in Code Section 403(b)(7).
Required Minimum Distribution: The annual distribution that must be taken from an IRA, other than a Roth IRA, or a qualified plan during the life of the Annuitant. The Required Minimum Distribution will be computed based on Internal Revenue Code requirements (including Internal Revenue Service guidance).
Service Office / Service Office Address: Certain requests must be sent directly to us at the location shown under “Other Information – How to Contact Us.” The Service Office Address may be changed at any time. We will notify you in advance of any change in address.
Unused Annual Income Amount: Any portion of the Annual Income Amount not withdrawn in a Contract Year during the Income Stage will be carried over, immediately subject to the Performance Adjustment, to allow for Income Withdrawals above the Annual Income Amount in future Contract Years until the Annuity Date. Your Unused Annual Income Amount is subject to a Performance Adjustment on each Contract Date Anniversary during the Income Stage.
Valuation Day: Every day the New York Stock Exchange is open for regular trading or any other day that the Securities and Exchange Commission requires mutual funds, exchange traded funds or unit investment trusts registered under the Investment Company Act of 1940 to be valued.
Withdrawal (withdrawal / withdrawn): During the Pre-Income Stage, withdrawals include any amounts deducted from the Account, including amounts deducted to pay Contract Fees or Advisory Fees. During the Income Stage, withdrawals include any amounts deducted from the Account other than amounts deducted to pay Contracts Fees or Advisory Fees.

SUMMARY OF THE CONTRACT
SUMMARY RISK FACTORS

•Contingent deferred annuity contracts are complex insurance vehicles. You should speak with a Financial Professional about the Contract’s features, benefits, risks and fees, and whether the Contract is appropriate for you based upon your financial situation and objectives.
•This Contract is an income protection benefit. The Contract has no surrender value, cash value, or death benefit. If you purchase the Contract in connection with a Qualified Account, the Contract provides no additional tax deferral benefits beyond those already provided under the Internal Revenue Code for Qualified Accounts. There is no tax deferral if you purchase the Contract in connection with a Non-Qualified Account.
•All Annuity Payments and Insured Income Payments, and payment of the Cumulative Income Minimum Feature, under this Contract are subject to our creditworthiness and claims-paying ability.
•Your Account assets are subject to investment risk. The Contract does not protect your Account assets from negative investment performance or any investment risks that could result in loss. You could lose your principal investment in your Account.
•This Contract may not be appropriate for you if you expect to take frequent or large Non-Income Withdrawals from your Account during the Pre-Income Stage. Non-Income Withdrawals may significantly reduce the value of your future benefit.
•This Contract may not be appropriate for you if you expect to take Excess Withdrawals from your Account during the Income Stage. Excess Withdrawals may significantly reduce the value of your future benefit and could cause your Contract to terminate.
•This Contract may not be appropriate for you if you intend to use your Account Value a financial need other than retirement income.
•You should carefully consider when to begin taking Income Withdrawals. The longer you wait before starting the Income Stage, the less time you have to benefit from the Contract because as time passes, your life expectancy is reduced. However, the longer you wait to start the Income Stage, the more you will benefit from the Contract’s income deferral feature.
•Your Income Base and Account Value remain subject to investment risk until we are obligated to make Insured Income Payments or Annuity Payments.
•The events that trigger Insured Income Payments from us may never occur. You could also die before you begin receiving Insured Income Payments. If you never receive Income Payments from us, you will have paid Contract Fees without having realized the financial benefit of the Contract.
•You may not always be permitted to make Additional Account Value Contributions under the Contract.
•You will begin paying Contract Fees immediately rather than the date you begin taking Income Withdrawals or receiving Income Payments or Annuity Payments under the Contract. You could be paying Contract Fees for many years before receiving Insured Income Payments or Annuity Payments.
•We reserve the right to increase your annual fee percentage, subject to the maximum fee percentage. You may reject an increase; however, your Income Percentage will be subject to a one time and permanent reduction. This reduction could reduce your Annual Income Amount.
•We may terminate the contract under certain circumstances, such as upon: (i) failure to pay Contract Fees when due; (ii) failure to satisfy our investment restrictions (which may change at any time) or provide or give us access to the information or data necessary to monitor your Account at all times; (iii) your Account Value and Income Base being reduced to $0; (iv) full liquidation of your Account unless certain conditions are satisfied; (v) failure to maintain the Account with a Financial Firm with whom we have an agreement to service the Contract; (vi) failure to provide timely information about the Account necessary to satisfy our obligations under the Contract; (vii) if you add funds to your Account that are not acknowledged by us as an Additional Account Value Contribution and fail to remove upon notification; or (viii) failure to elect to begin the Insured Income Stage or the Annuitization option after the occurrence of certain events. If your Contract is terminated for any reason, you will have no interest remaining in the Contract.
PURPOSE OF THE CONTRACT
The Contract is an individual contingent deferred annuity. The Contract is designed to offer longevity protection on the assets in your Account. The Contract’s Income Base fluctuates (up or down) based on your Account’s investment performance (net of fees) until we are obligated to make Insured Income Payments, or you elect to begin receiving Annuity Payments. Until then, you bear the risk that your Account’s investment performance will not be sufficient to maintain or increase your Annual Income Amount.

You can use the Contract for retirement or other long-term financial planning purposes. You (or your Financial Professional, on your behalf) control the assets in your Account, not us. However, the Contract’s benefits are subject to the Account being administered pursuant to the Contract’s rules regarding withdrawals, contributions, investment allocations, and other matters relating to your Account. Violating these rules, or exceeding the limits established by these rules, may significantly reduce the benefits of this annuity, and may even cause your Contract to terminate.
The Contract may be more appropriate for an investor who:
•is seeking to reduce:
◦longevity risk: this solution reduces the risk of living longer than your retirement savings can support, as well as the opportunity to increase the Annual Income Amount through positive investment performance for investors who are willing to accept decreases in the Annual Income Amount when investment performance declines in exchange for greater Annual Income Amount growth potential over time.
◦sequence of return risk: because the Income Base is not reduced by Income Withdrawals, this solution mitigates the risk that withdrawals, combined with lower returns in the early years of retirement, will limit your portfolio’s ability to recover and provide income throughout retirement.
◦withdrawal risk: the risk of taking too much income which may deplete your savings too early or taking too little income which limits your ability to fulfill your desired retirement lifestyle, is mitigated by having an Annual Income Amount determined based on your age and your unique investment performance.
Your Financial Professional can help you decide whether this Contract is right for you. The Contract has no cash value, surrender value, or death benefit. If you purchase the Contract in connection with a Qualified Account, the Contract provides no additional tax deferral benefits beyond those already provided under the Internal Revenue Code for Qualified Accounts. There is no tax deferral if you purchase the Contract in connection with a Non-Qualified Account.
OVERVIEW OF THE CONTRACT’S PRIMARY FEATURES
Income Withdrawals and Insured Income Payments. Subject to the Contract’s terms, after the Pre-Income Stage, the Contract provides for (i) periodic withdrawals from your Account (“Income Withdrawals”) during the Income Stage, and/or (ii) income payments for life from us (“Insured Income Payments”) during the Insured Income Stage. The annual amount of Income Withdrawals and/or Insured Income Payments to which you may be entitled under the Contract will depend on your “Annual Income Amount,” which fluctuates based upon Account investment performance.
•Income Withdrawals. You decide when to begin taking Income Withdrawals (i.e. you decide when to begin the Income Stage). Once you begin taking Income Withdrawals, you may take withdrawals up to the Annual Income Amount (and any “Unused Annual Income Amount”) each Contract Year during the Income Stage. All such withdrawals will be deemed Income Withdrawals. In any Contract Year that you do not take your full Annual Income Amount, your remaining Annual Income Amount will be available for withdrawal in subsequent Contract Years during the Income Stage as Unused Annual Income Amount (subject to positive or negative Performance Adjustments). Each Income Withdrawal first reduces your remaining Annual Income Amount for that Contract Year, and then any Unused Annual Income Amount, if any, on a dollar-for-dollar basis. If you make an Additional Account Value Contribution during the Income Stage, your remaining Annual Income Amount will be immediately increased, making an additional amount of Income Withdrawals available for that Contract Year.
Once your remaining Annual Income Amount for a Contract Year (and Unused Annual Income Amount) equals $0, any additional amount withdrawn during that Contract Year will be deemed an “Excess Withdrawal.” An Excess Withdrawal will reduce your future Annual Income Amount, perhaps significantly, and if an Excess Withdrawal reduces your Account Value to $0, your Contract will terminate.
•Insured Income Payments. Provided that certain requirements are satisfied, you may request that Insured Income Payments commence if (a) your Account Value is reduced to $0, provided that it was not reduced to $0 as a result of an Excess Withdrawal, or below the Minimum Account Value; or (b) you terminate your Account with the Financial Firm, or the Financial Firm no longer has an agreement with us to service this Contract.
Once the Insured Income Stage commences, we will make Insured Income Payments until the death of the Annuitant (for a single income Contract) or surviving Annuitant (for a joint income Contract), at which point we will have satisfied our obligations under the Contract, and it will terminate. In the Contract Year in which the Insured Income Stage begins, the only Insured Income Payment due, if any, equals the Annual Income Amount not yet Withdrawn in that Contract Year plus any Unused Annual Income Amount. In subsequent Contract Years, the Insured Income Payment equals the Annual Income Amount as of the date of the event, adjusted for any Additional Account Value Contributions or Excess Withdrawals that occurred in the same Contract Year as the event.
Annual Income Amount. As noted above, your Income Withdrawals and Insured Income Payments are based on your Annual Income Amount. Your Annual Income Amount is calculated at the beginning of the Income Stage and then each Contract Date Anniversary during the Income Stage. The Annual Income Amount is calculated by multiplying your Contract’s current Income Base by your Contract’s current Income Percentage.

•Income Base
◦Your Income Base on the Contract Date will equal your Initial Account Value Contribution. Your Income Base is then subject to change (positive or negative) during the Pre-Income Stage and Income Stage. An increase (or decrease) to your Income Base during these Contract stages will generally increase (or decrease) your future Annual Income Amount.
◦On each Valuation Day during the Pre-Income Stage, your Income Base will equal your Account Value. Positive investment performance and Additional Account Value Contributions will increase your Account Value and your Income Base. Negative investment performance and withdrawals (including deductions to pay Contract Fees or Advisory Fees) will decrease your Account Value and your Income Base.
◦At the beginning of the Income Stage, your Income Base will equal your Income Base at the time we receive your request, in Good Order, to begin the Income Stage or your Income Base immediately before you took your first Income Withdrawal. During the Income Stage:
▪Your Income Base remains subject to investment risk based on the performance of your Account (net of fees). On each Valuation Day during the Income Stage, your Income Base will be subject to a Performance Adjustment, which may be positive or negative.
▪Your Income Base will increase for each Additional Account Value Contribution on a dollar-for-dollar basis.
▪Your Income Base will not change due to an Income Withdrawal.
▪Your Income Base will decrease if you take an Excess Withdrawal. An Excess Withdrawal reduces the Income Base by the ratio of the Excess Withdrawal amount to the Account Value immediately before the Excess Withdrawal.
•Income Percentage
◦Your Income Percentage on the Contract Date will equal the Initial Income Percentage applicable to your Initial Account Value Contribution as shown in your Contract.
◦Each day during the Pre-Income Stage, we will increase your Income Percentage based on the Income Deferral Rate. The Income Deferral Rate is expressed as an annualized percentage and is applied daily. The applicable Income Deferral Rate depends on your Income Deferral Rate on your Contract schedule and the attained age of the Annuitant (or the younger of the Annuitants) on the Contract Date and each Contract Date Anniversary. The Income Deferral Rate does not accrue after the Pre-Income Stage ends.
◦If you make an Additional Account Value Contribution during the Pre-Income Stage or the Income Stage, we will recalculate your Income Percentage to reflect a new, weighted Income Percentage. The weighted Income Percentage will be based on your current Income Percentage and the Initial Income Percentage applicable to your Additional Account Value Contribution. In general, if the Initial Income Percentage applicable to the Additional Account Value Contribution is higher than your current Income Percentage, your new Income Percentage will be higher than your current Income Percentage. If the Initial Income Percentage applicable to the Additional Account Value Contribution is lower than your current Income Percentage, your new Income Percentage will be lower than your current Income Percentage. Your Income Base and Annual Income Amount will increase as a result of any Additional Account Value Contribution.
See “Annual Income Amount, Income Percentage, and Income Base” for additional information about how the Contract’s benefit is calculated, including examples.

COMPARISON OF PRE-INCOME STAGE, INCOME STAGE, AND INSURED INCOME STAGE
The protected income that this Contract provides based on the Annual Income Amount has three stages: the Pre-Income Stage, Income Stage and Insured Income Stage. The table below compares the key features of each Stage.

CONTRACT STAGE
	Pre-Income Stage	Income Stage	Insured Income Stage
When Does the Contract Stage Begin?	On the Contract Date. All Contracts begin in the Pre-Income Stage.	The earlier of your first Income Withdrawal or notification to us, in Good Order, to begin the Income Stage. If you never take your first Income Withdrawal or notify us to begin the Income Stage, the Income Stage will never occur.
When one of the following events occurs and you elect to begin the Insured Income Stage:
(a)your Account Value is reduced to $0, provided that it was not reduced to $0 as result of an Excess Withdrawal, or below the Minimum Account Value; or
(b)you terminate your Account with your Financial Firm, or your Financial Firm no longer has an agreement with us to service this Contract, and you transfer your Account Value to us.
If neither of these events happens, the Insured Income Stage will never occur.

When Does the Contract Stage End?	When you enter the Income Stage or Insured Income Stage or elect the Annuitization option, or when your Contract is terminated, whichever occurs first.	When you enter the Insured Income Stage or elect the Annuitization option, or when your Contract is terminated, whichever occurs first.	Upon the death of the Annuitant (for a single income Contract) or surviving Annuitant (for a joint income Contract).
Is the Annual Income Amount Withdrawn/Paid?	No	Yes, in the form of Income Withdrawals from your Account.	Yes, in the form of Insured Income Payments from us.
Is the Annual Income Amount Subject to Change?	Yes, due to changes in the Income Base (positive or negative) and/or Income Percentage.
Yes, due to changes in the Income Base (positive or negative) and/or Income Percentage.
The Annual Income Amount will be calculated at the beginning of the Income Stage and on each Contract Date Anniversary.
No. The Annual Income Amount will not change.
Does Investment Performance Impact the Income Base?	Yes (positive or negative); the Income Base is equal to the Account Value during this stage.	Yes (positive or negative); the Income Base will vary with investment performance of the Account (net of fees).	Not Applicable
How Do Withdrawals Impact Income Base?
All withdrawals decrease the Income Base on dollar-for-dollar basis (including withdrawals due to Contract Fees or Advisory Fees). We refer to these as “Non-Income Withdrawals.”
Your first Income Withdrawal will be deemed to have been taken during the Income Stage.
		Income Withdrawals do not impact the Income Base. Excess Withdrawals decrease the Income Base on a proportional basis.	Not Applicable

CONTRACT STAGE
	Pre-Income Stage	Income Stage	Insured Income Stage
Are Deductions for Advisory Fees or Contract Fees Considered Withdrawals?	Yes. (See “How Do Withdrawals Impact Income Base?” above)
No. Such deductions from your Account will not reduce your remaining Annual Income Amount or Unused Annual Income Amount and will not be Excess Withdrawals.
However, each such deduction will reduce the Performance Adjustment applied to your Income Base on the next Valuation Day and the Unused Annual Income Amount on the next Contract Date Anniversary.
Not Applicable
Does the Income Deferral Rate Accrue to the Income Percentage?	Yes. The Income Deferral Rate is applied daily.	No	No
How Do Additional Account Value Contributions Impact the Annual Income Amount?	Additional Account Value Contributions will increase your future Annual Income Amount.	Additional Account Value Contributions will increase your Annual Income Amount.	Not Applicable; no amounts may be added to this Contract during the Insured Income Stage.
Do Unused Annual Income Amounts Carry Over to Future Contract Years?	Not applicable
Yes, immediately subject to the Performance Adjustment. Unused Annual Income Amounts remain subject to positive or negative adjustments for investment performance (net of fees) on each Contract Date Anniversary.
Not Applicable
Will Required Minimum Distributions be treated as Excess Withdrawals?	Not Applicable; Treated as Non-Income withdrawals, if requested	No, subject to limitations	Not Applicable
May I Elect the Annuitization Option?	Yes, provided that you have an Account Value greater than $0, and your initial Annuity Payment will be at least $100.	Yes, provided that you have an Account Value greater than $0, and your initial Annuity Payment will be at least $100	No
Do Investment Restrictions Apply?	Yes	Yes	Not Applicable
Do Contract Fees Apply?	Yes	Yes	No

See “The Contract Stages” for additional information about each Contract stage.

Annuitization. At any time on or after the 1st Contract Date Anniversary, provided that you have not elected to begin Insured Income Payments and certain other requirements are satisfied, the Contract allows you to annuitize the assets in your Account, immediately converting your Account Value into a guaranteed stream of income (“Annuity Payments”). We refer to this as the “Annuitization option.”

You must transfer your entire Account Value to us upon electing this option. The amount and duration of your Annuity Payments will depend on the amount of assets annuitized, the age and sex of the Annuitant(s), and the annuitization option you select. After our payment obligations have been satisfied, the Contract will terminate. See “Annuitization Option” for additional information.

POSSIBLE PROGRESSION OF CONTRACT STAGES AND THE ANNUITIZATION OPTION
The following flow chart illustrates the possible progression of Contract stages and the Annuitization option:

During the Pre-Income Stage and Income Stage, your Account is subject to the Contract’s rules and restrictions. Once you enter the Insured Income Stage or elect the Annuitization option, there is no Account to which the Contract relates. As such, once you enter the Insured Income Stage or elect the Annuitization option, the Contract does not impose any rules or restrictions on any assets you continue to maintain with your Financial Firm. The management of those assets will not impact our payment obligations.
INVESTMENT RESTRICTIONS
During the Pre-Income Stage and the Income Stage, this Contract will have Eligible Account Assets that 100% of your Account Value must be allocated to at all times. Eligible Account Assets will generally be any investments your Financial Firm makes available within the Account, other than non-traditional investments, such as private securities, investments that are not priced daily, and investments that are not registered with the Securities and Exchange Commission.
See “Investment Restrictions” later in this prospectus for additional information regarding the investment restrictions.
CONTRACT FEES
Contract Fees must be paid during the Pre-Income Stage and Income Stage. We may terminate the Contract if you fail to pay Contract Fees when due.
The maximum annual Contract Fee percentage is [1.50]% as a percentage of Account Value. We will assess and charge the Contract Fee no less frequently than quarterly, on the same schedule your Financial Firm charges Advisory Fees related to the Account. Once the Contract Fee is determined for each billing period, we will provide notice of the amount that must be paid and the due date for payment. The notice will be provided to your Financial Firm. You and your Financial Firm should decide how to remit payment to us. The initial Contract Fee will be determined on the contract fee and pro-rated based on the amount of time remaining in the initial billing period. You may pay Contract Fees from your Account, or any other option made available by either your Financial Firm or us (e.g., check, electronic transfer from a bank account).
We reserve the right to change your annual Contract Fee percentage, subject to the maximum annual Contract Fee percentage. You will have an opportunity to refuse any increase. If you refuse an increase, your annual Contract Fee percentage will not change. However, your Income Percentage will be subject to a one time and permanent reduction of 5% (e.g., if your Income Percentage was 5% your new income percentage would be 4.75%). This reduction will reduce your Annual Income Amount.
See “Contract Fees” later in this prospectus for additional information.
CUMULATIVE INCOME MINIMUM FEATURE
You may be eligible for an additional payment at age 95 if the Contract is still in effect. The availability of this feature varies by Financial Firm. The purpose of the Cumulative Income Minimum Feature is to provide a minimum amount of income under this Contract by age 95. Your eligibility for this additional payment will depend on: the total income available from this Annuity, your Initial Account Value Contribution, any Additional Account Value Contributions made prior to the Income Stage, withdrawals and your remaining Account Value at age 95.
The Cumulative Income Minimum Feature does not impact or interrupt your ability to take Income Withdrawals, receive Insured Income Payments, or receive Annuity Payments or exercise any rights under the Contract.
See “Cumulative Income Minimum Feature” later in this prospectus for additional information.
TERMINATION
You may terminate this Contract at any time. Upon written notification, we reserve the right to terminate this Contract upon any of the following events (See “Termination of the Contract” for additional information):
•Upon the death of a Contract Owner or Annuitant as specified in this prospectus;
•Upon a change in Account Owner as specified in this prospectus;
•During the Pre-Income Stage or Income Stage, if your Account Value and Income Base equals $0;

•During the Pre-Income Stage or Income Stage, upon violation of the Contract’s investment restrictions;
•During the Pre-Income Stage or Income Stage, upon failure to provide timely information about the Account necessary to satisfy our obligations under the Contract;
•Upon a failure to pay Contract Fees; or
•Upon full liquidation of the Account, unless you re-established the Account Value within an Account at a Financial Firm where this Contract is available, or you elect to enter the Annuitization option.
If your Contract is terminated for any reason, no interest will remain in the Contract.
RATE SHEET PROSPECTUS SUPPLEMENT FOR DECLARED RATES AND CONTRACT FEES
We disclose the Initial Income Percentages applicable to Initial Account Value Contributions for new Contracts and any Additional Account Value Contributions for Contracts already in effect, as well as the Income Deferral Rates for new Contracts and Contract Fees, in a Rate Sheet Prospectus Supplement to this prospectus. You should review the Rate Sheet Prospectus Supplement then in effect before you purchase the Contract or make an Additional Account Value Contribution. The current Rate Sheet Prospectus Supplement accompanies this prospectus. You can view the current Rate Sheet Prospectus Supplement with the prospectus on our website at www.prudential.com/investor/prospectuses. See “Rate Sheet Prospectus Supplement for Declared Rates” for additional information.

RISK FACTORS
Contingent deferred annuity contracts are complex insurance vehicles. You should review and understand the following risk factors, and you should speak with a Financial Professional about the Contract’s features, benefits, risks and fees, before purchasing the Contract in order to determine whether the Contract is suited to your financial situation and objectives.
You should only purchase the Contract for its income protection benefit.
Income protection is the only benefit provided by the Contract. Unlike some other annuity contracts, the Contract has no surrender value, cash value, or death benefit. In addition, the Contract does not provide tax deferral benefits. If you purchase the Contract in connection with a Qualified Account, the Contract provides no additional tax deferral benefits beyond those already provided under the Internal Revenue Code for Qualified Accounts. There is no tax deferral if you purchase the Contract in connection with a Non-Qualified Account.
All Insured Income Payments, Annuity Payments and the Cumulative Income Minimum Feature under this Contract are subject to our creditworthiness and claims-paying ability.
The Contract is not a separate account product. This means that the assets supporting our payment obligations are not held in one of our segregated accounts for the exclusive benefit of policyholders. Rather, any payments made by us (i.e., Insured Income Payments, Annuity Payments, a Cumulative Income Minimum Feature payment) come from our General Account, which is not insulated from the claims of other policyholders and our creditors. Thus, your receipt of any payments from us is subject to our financial strength and claims-paying ability. If we experience financial distress, we may not be able to make payments to you. You may obtain information on our financial condition by reviewing our financial statements and other financial information, which appear in our reports that we file with the SEC. See “The Insurance Company.”
Your Account assets are subject to the risk of loss.
The Contract does not protect your Account assets from negative investment performance or any investment risks that could result in loss. This Contract does not protect you from losing your principal investment in your Account.
You may never receive Insured Income Payments because your Account’s investment performance may be sufficient to support your withdrawal needs.
The Contract is primarily designed to provide income to you if your Account Value is reduced to $0, provided that it was not reduced to $0 as result of an Excess Withdrawal, or below the Minimum Account Value. However, your Account’s investment performance may prove to be sufficient for your assets to last your lifetime. If your Account Value is never reduced to $0 or below the Minimum Account Value, our payment obligations under the Contract will never be triggered, unless you affirmatively elect to begin Insured Income Payments or Annuity Payments (which, in either case, will require you to transfer your entire Account Value to us). If our payment obligations under the Contract are never triggered, we will not make any payments under the Contract, even though you have paid Contract Fees over the life of the contract.
Your Account may perform better if you weren’t subject to the Contract’s investment restrictions or Contract Fees.
During the Pre-Income Stage and the Income Stage, this Contract will have Eligible Account Assets that 100% of your Account Value must be allocated to at all times. Not all investments available through your Financial Professional and/or Financial Firm may be designated as Eligible Account Assets. Our investment restrictions may cause your Account to be managed in a different fashion than you may otherwise prefer. If your Account was not subject to these investment restrictions, your Account may experience different performance. You should consult your Financial Professional to assist you in determining whether the Eligible Account Assets are suited for your financial needs and risk tolerance.
If you pay Contract Fees from your Account, the Contract Fees will reduce your Account Value. If you did not have to pay Contract Fees, or if you paid them from a source other than your Account, your Account Value would be higher, and your investment return could be higher.
This Contract may not be appropriate for you if you expect to take frequent or large Non-Income Withdrawals during the Pre-Income Stage or Excess Withdrawals during the Income Stage. Such withdrawals reduce your Income Base and may significantly reduce the Annual Income Amount and could cause your Contract to terminate.
During the Pre-Income Stage, all withdrawals from your Account (i.e., “Non-Income Withdrawals”) reduce your Account Value, and thus your Income Base, including withdrawals to pay Contracts Fees or Advisory Fees or to satisfy Required Minimum Distributions. Non-Income Withdrawals will reduce your Income Base on a dollar-for-dollar basis. If your Account is fully liquidated for any reason, your Contract will terminate unless certain conditions are satisfied. Your first Income Withdrawal will be deemed to have been taken during the Income Stage.
During the Income Stage, Excess Withdrawals will reduce your Income Base. An Excess Withdrawal will proportionally reduce your Income Base by the ratio of the Excess Withdrawal amount to the Account Value immediately prior to the Excess Withdrawal. The reduction to your Income Base may be greater than the Excess Withdrawal amount. If your Account Value is reduced to $0 as a result of an Excess Withdrawal, your Contract will terminate.
Due to the long-term nature of the Contract, there is a risk that you may encounter a financial situation where you need to make a Non-Income Withdrawal during the Pre-Income Stage or an Excess Withdrawal during the Income Stage. Even if investment performance and/or Additional Account Value Contributions increase your Income Base, your Income Base would never be as high as it could have been had you not previously taken a withdrawal that reduced your Income Base.

Dividends and distributions from your Account’s investments that are not automatically re-invested will be deemed withdrawals from your Account.
Dividends and capital gains generated by your Account investments that are distributed to you (i.e., not automatically reinvested) are considered withdrawals from the Account. Such distributions will reduce your Income Base during the Pre-Income Stage and may reduce your Income Base during the Income Stage to the extent they constitute Excess Withdrawals.
You should carefully consider when to begin the Income Stage.
The date you begin the Income Stage may impact the amounts you receive under the Contract. On one hand, the longer you wait to begin the Income Stage, the less time you have to benefit from the Contract because as time passes, your life expectancy is reduced. On the other hand, the longer you wait to take the begin the Income Stage, the more you will benefit from the Contract’s income deferral feature.
Your Income Base is subject to investment risk based on the performance of your Account (net of fees) until we are obligated to make Insured Income Payments or Annuity Payments.
Your Income Base remains subject to investment risk during both the Pre-Income Stage and the Income Stage. During the Pre-Income Stage, your Income Base is equal to your Account Value. As a result, negative investment performance and withdrawals (including deductions to pay Contract Fees or Advisory Fees) will decrease your Account Value and your Income Base.
During the Income Stage, on each Valuation Day, your Income Base will be subject to a Performance Adjustment, which may be negative due to negative investment performance and/or deductions for Contract Fees or Advisory Fees. You should also understand that if your Income Base is greater than your Account Value, the net performance adjustment will have a greater impact (positive or negative) on your Income Base compared to the change in your Account Value in terms of dollar amount, even though they changed by the same percentage.
Your Unused Annual Income Amount carries forward to future Contract Years during the Income Stage but is subject to investment risk based on the performance of your Account (net of fees).
You are not required to take annual Income Withdrawals during the Income Stage. In any Contract Year that you do not take your full Annual Income Amount, your remaining Annual Income Amount will be available for withdrawal in subsequent Contract Years during the Income Stage as Unused Annual Income Amount. However, Unused Annual Income Amounts are subject to Performance Adjustments. A Performance Adjustment will apply to any Unused Annual Income Amount on each Contract Date Anniversary during the Income Stage. The Performance Adjustment will equal the net percentage change in Account Value since the last Contract Date Anniversary due to investment performance and deductions for Contract Fees or Advisory Fees. Therefore, a Performance Adjustment may be positive due to positive investment performance or negative due to negative investment performance and/or deductions for Contract Fees or Advisory Fees. A negative Performance Adjustment will reduce your Unused Annual Income Amount for the following Contract Year and a Positive Performance Adjustment will increase your Unused Annual Income Amount for the following Contract Year.
If you wish to exercise the Annuitization option, you should consider whether to withdraw Unused Annual Income Amount.
To exercise the Annuitization option, you must transfer your entire Account Value to us. The amount of your Annuity Payments will depend on the amount of assets annuitized. If you have any remaining Annual Income Amount or Unused Annual Income Amount when you elect the Annuitization option, you may withdraw it from your Account Value before transferring your Account Value to us. However, your Annuity Payments will be lower because you will be annuitizing fewer assets.
The events that trigger Insured Income Payments may never occur, or you could die before we are obligated to make Insured Income Payments.
You have the right to begin Insured Income Payments at the time you choose provided that you satisfy certain requirements. However, if you never exercise those rights, or if the events that otherwise trigger Insured Income Payments from us never occur (e.g., your Account Value is reduced to $0, provided that it was not reduced to $0 as result of an Excess Withdrawal, or below the Minimum Account Value), we will never make Insured Income Payments to you under the Contract. In addition, you could die (or, in the case of a joint income Contract, you and your spouse could die) before we are obligated to make Insured Income Payments under the Contract.
If our payment obligations under the Contract are never triggered, we will not make any payments under the Contract, even though you have paid fees over the life of the contract. If you (and your spouse under a joint income Contract) die before we are obligated to make Insured Income Payments, neither you nor your estate will receive any payments from our assets. There is only one circumstance where we will make payments after your death (or your and your spouse’s death under a joint income Contract): if you elected the Annuitization option with a period certain payout prior to death, we would continue to make payments until the end of the period certain.
Additional Account Value Contributions may impact your Income Percentage.
If you make an Additional Account Value Contribution, it will be assigned its own Initial Income Percentage; however, your Income Deferral Rate will be the same as for your Initial Account Value Contribution. The Initial Income Percentage applicable to your Additional Account Value Contribution may not be based on the Initial Income Percentage schedule in effect at the time you purchased this Contract. The Initial Income Percentage applicable to your Additional Account Value Contribution will be the Initial Income Percentage we are declaring for new sales of the Contract (if we are still selling the Contract) or Additional Account Value Contributions (if we are no longer selling the Contract) based on the age of the Annuitant, or the younger of the Annuitants, on the date of the contribution. We guarantee that the Initial Income Percentage applicable to Additional Account Value Contributions will never be lower than [1]%.
When an Additional Account Value Contribution is made, your Income Percentage will be recalculated to be a weighted average of your current Income Percentage and the Initial Income Percentage applicable to your Additional Account Value Contribution. The formula for calculating the weighted Income Percentage is included in this prospectus. See “Annual Income Amount, Income Percentage, and Income Base – Income Percentage.” While any Additional Account Value Contribution will increase your Income Base and Annual Income Amount, if the Initial Income Percentage applicable to the Additional Account Value Contribution is higher than your current Income Percentage, your new Income Percentage will be higher than your current Income Percentage and, if the Initial Income Percentage applicable to the Additional Account Value Contribution is lower than your current Income Percentage, your new Income Percentage will be lower than your current Income Percentage.
You should not purchase the Contract if you expect to depend on future Additional Account Value Contributions to increase your benefit. We may decide to stop accepting any Additional Account Value Contributions at any time, in addition to any restrictions in place at the time you purchase your Contract (such as maximum age restrictions).
While we cannot prevent you from adding funds to your Account (i.e., making contributions to your Account), if you wish to maintain this Contract, the addition of funds to your Account is subject to our restrictions. All contributions into your Account during the Pre-Income Stage and Income Stage are subject to our review and approval for purposes of the Contract. There is no guarantee that you will always be permitted to make Additional Account Value Contributions.
You cannot make an Additional Account Value Contribution if the Owner or oldest Owner has reached the maximum issue age for purchasing the Contract. In addition, we reserve the right to further limit, restrict, suspend, or reject any contribution as an Additional Account Value Contribution at any time, but would do so only on a non-discriminatory basis. If we further exercise this right, you may not be able to increase Annual Income Amount to the level you originally intended.
If a contribution to the Account is not accepted by us as an Additional Account Value Contribution, we will provide written notification that the contribution has been rejected. The notification will provide a date by which the relevant funds must be removed from the Account. Failure to remove the funds from the Account by that date will result in the termination of the Contract.
You will begin paying Contract Fees immediately rather than the date you begin receiving Income Withdrawals or Insured Income Payments under the Contract.
You should remember that you begin paying Contract Fees on the Contract Date. You could be paying Contract Fees for many years before receiving payments from us, if ever.
Contract Fees are wholly separate from and in addition to your Advisory Fees. During the Pre-Income Stage, withdrawals to pay Contract Fees or Advisory Fees will reduce your Account Value and thus your Income Base. During the Income Stage, withdrawals to pay Contract Fees or Advisory Fees will reduce the performance factor that gets applied to your Income Base.
Your obligation to pay Advisory Fees, if any, is solely a matter between you and your Financial Firm and/or Financial Professional. You should understand that any Advisory Fees owed to your Financial Firm and/or Financial Professional are in addition to the Contract Fees owed to us under this Contract.
In addition, you should understand that during the Pre-Income Stage, all withdrawals from your Account reduce your Income Base and, therefore, the Annual Income Amount. This includes withdrawals to pay Contract Fees or Advisory Fees. You could consider paying Contract Fees and Advisory Fees from a source other than the Account during the Pre-Income Stage.
During the Income Stage, deductions to pay Contract Fees or Advisory Fees are not considered withdrawals for purposes of the Contract. Such deductions will not reduce your remaining Annual Income Amount (or Unused Annual Income Amount) and will not be Excess Withdrawals. However, each such deduction will reduce the Performance Adjustment to your Income Base on the next Valuation Day and to your Unused Annual Income Amount on the next Contract Date Anniversary. Please note that if you pay Advisory Fees from your Account to pay your Financial Firm and/or Financial Professional to manage any other amounts or other services, the impact on the net performance adjustment will be greater.
We reserve the right to increase your annual Contract Fee percentage, subject to the maximum fee percentage. You may reject an increase; however, refusing the increase will reduce your Income Percentage used to calculate your Annual Income Amount by 5%.
At any time on or after the [3rd] Contract Date Anniversary, we may increase your annual Contract Fee percentage for future Contract Years, subject to the maximum annual Contract Fee. We will notify you in writing at least 60 days in advance of any such increase. You will be given an opportunity to “opt-out” of an increase to your annual Contract Fee percentage. If you opt-out of an increase, your annual Contract Fee percentage will not change, but on the next Contract Date Anniversary, your Income Percentage will be subject to a one time and permanent reduction of 5%.
The Contract may be involuntarily terminated under certain circumstances.
The Contract may be involuntarily terminated under certain circumstances, such as upon: (i) failure to pay Contract Fees when due; (ii) failure to satisfy our investment restrictions (which may change at any time) or provide or give us access to the information or data necessary to monitor your Account at all times; (iii) your Account Value and Income Base being reduced to $0 before we are obligated to make Insured Income Payments or Annuity Payments; (iv) full liquidation of your Account unless certain conditions are satisfied; (v) failure to maintain the Account with a Financial Firm with whom we have an agreement to service the Contract; or (vi) failure to provide timely information about the Account necessary to satisfy our obligations under the Contract; (vii) if you add funds to your Account that are not acknowledged by us as an Additional Account Value Contribution and fail to remove upon notification; or (viii) failure to elect the Insured Income Stage or Annuitization option after a Financial Firm Change. If your Contract is terminated for any reason, you will have no interest remaining in the Contract. You will receive written notice of the Contract’s termination.
We reserve the right to change the Contract’s Eligible Account Assets at any time. Reallocating Account Value to comply with new Eligible Account Assets may have costs and tax consequences.
If we require your Account Value to be reallocated as a result of a change in Eligible Account Assets, we will provide you with notice and the date by which the reallocation must occur. If Account Value remains allocated to investments that are not Eligible Account Assets on the date communicated, your Contract will be terminated. Complying with new investment requirements could involve transaction expenses (e.g., brokerage commissions), payment of higher fees or expenses on your new investments relative to your old investments, and also may have adverse tax implications.
If we remove your Financial Firm from our list of approved Financial Firms or if you change your Financial Firm (collectively, a “Financial Firm Change”), you may need to take certain actions in order to maintain your Contract or the Contract will terminate.
If a Financial Firm Change occurs while your Contract is in the Pre-Income Stage or the Income Stage, your options will include (a) moving your Account to an approved Financial Firm and remaining in the Pre-Income Stage or Income Stage; (b) electing to enter the Insured Income Stage to begin receiving Insured Income Payments; or (iii) exercising the Annuitization option to begin receiving Annuity Payments.
In the event that we remove your Financial Firm from our list of approved Financial Firms or if your Financial Firm withdraws from servicing your Contract, and you do not exercise one of the options above within [30] days of our notice to you, your Contract will be terminated.
In the event that you voluntarily change your Financial Firm, you will have [30] days after the closure of your Account to exercise one of the options above. In addition, we must receive notice of your election, in Good Order, at least [3] days before your Account Value is transferred to a new Financial Firm (if changing Financial Firms) or us (if electing to enter the Insured Income Stage or Annuitization).
You should be aware of the various regulatory protections that do and do not apply to the Contract.
The offer and sale of your Contract has been registered in accordance with the Securities Act of 1933. We are not an investment adviser and do not provide investment advice to you in connection with the Contract or your Account. We also are not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended, and the protections provided by the Investment Company Act of 1940 are not applicable to this Contract. Your Contract will be governed by and construed in accordance with the laws of the state in which it was issued, and your obligations, rights and remedies will be determined in accordance with such laws.

THE INSURANCE COMPANY
PRUCO LIFE INSURANCE COMPANY
Pruco Life Insurance Company (“Pruco Life”) is a wholly owned subsidiary of The Prudential Insurance Company of America (“Prudential Insurance”), which in turn is a direct wholly owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”). Pruco Life is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York, and sells such products primarily through affiliated and unaffiliated distributors.
No company other than Pruco Life has any legal responsibility to pay amounts that it owes under its annuity contracts. You would rely solely on the claims-paying ability of Pruco Life to make all Insured Income Payments, Annuity Payments, and payment of the Cumulative Income Minimum Feature. Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 (“Securities Act”) and Rule 159 thereunder, Pruco Life delivers this prospectus to current Owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current Owners while outside of the United States.
GENERAL ACCOUNT
Our payment obligations under the Contract are supported by our General Account and are subject to our claims paying ability. The General Account is not segregated for the exclusive benefit of any particular contract or obligation. General Account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The General Account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Pruco Life Insurance Company incorporates by reference into the prospectus its latest annual report on Form 10-K as of [December 31, ] filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since the end of the fiscal year covered by its latest annual report. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company, 751 Broad Street, Newark, NJ 07102-3777 or by calling 1-888-PRU-2888. We file periodic reports as required under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudential.com.
MATERIAL CHANGES
As of the date of this prospectus, there have been no material changes in our affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to security holders and which have not been described in a report on Form 10-Q or Form 8-K filed under the Exchange Act.

THE CONTRACT STAGES
PRE-INCOME STAGE
Beginning and End. The Pre-Income Stage is the initial stage of the Contract. It begins on the Contract Date and ends when you enter the Income Stage or Insured Income Stage or elect the Annuitization option, or when your Contract is terminated, whichever occurs first.
Description of Contract Stage. The Pre-Income Stage provides for increases to your Income Percentage through the Income Deferral Rate feature. Non-Income Withdrawals are also permitted during this stage, if needed. This stage does not provide for Income Withdrawals or Insured Income Payments, however, the amount of Income Withdrawals and Insured Income Payments to which you may be entitled in the future are affected by the Pre-Income Stage due to potential changes in your Income Base and Income Percentage.
•On the Contract Date, your Income Base will equal your Initial Account Value Contribution. On each Valuation Day thereafter during the Pre-Income Stage, your Income Base will equal your Account Value. As such, any increase or decrease to your Account Value during the Pre-Income Stage will increase or decrease your Income Base on a dollar-for-dollar basis. Your Account Value and Income Base may increase as a result of positive investment performance or Additional Account Value Contributions. Your Account Value and Income Base may decrease as a result of negative investment performance or any Non-Income Withdrawals. See “Annual Income Amount, Income Percentage, and Income Base – Income Base – Changes to Income Base During Pre-Income Stage” for additional information.
•On the Contract Date, your Income Percentage will equal the Initial Income Percentage applicable to your Initial Account Value Contribution as shown in your Contract. After the Contract Date, your Income Percentage will increase based on the Income Deferral Rate each Valuation Day during the Pre-Income Stage. In addition, if you make an Additional Account Value Contribution, we will recalculate your Income Percentage to reflect a new, weighted Income Percentage. The weighted Income Percentage will be based on your current Income Percentage and the Initial Income Percentage applicable to your Additional Account Value Contribution. In general, if the Initial Income Percentage applicable to the Additional Account Value Contribution is higher than your current Income Percentage, your new Income Percentage will be higher than your current Income Percentage. If the Initial Income Percentage applicable to the Additional Account Value Contribution is lower than your current Income Percentage, your new Income Percentage will be lower than your current Income Percentage. Your Income Base and Annual Income Amount will increase as a result of any Additional Account Value Contribution. See “Annual Income Amount, Income Percentage, and Income Base – Income Percentage – Changes to Income Percentage During Pre-Income Stage” for additional information.
During the Pre-Income Stage, you may request a quote from us reflecting what your Annual Income Amount could be if you decided to begin the Income Stage. The quoted Annual Income Amount will be based on the prior Valuation Day.
Treatment of Withdrawals. Any withdrawal from your Account during the Pre-Income Stage (including a withdrawal to pay Contracts Fees or Advisory Fees or to satisfy Required Minimum Distributions) will be deemed to be a “Non-Income Withdrawal.”
•If you do not specifically designate a withdrawal as a Non-Income Withdrawal, it will be deemed your first Income Withdrawal (and the Pre-Income Stage will end). Your first Income Withdrawal will be treated as having been taken during the Income Stage, rather than the Pre-Income Stage. See “Income Stage” below. If your first Income Withdrawal exceeds the Annual Income Amount calculated on the Valuation Day you take your first Income Withdrawal, a portion of your first Income Withdrawal will be an “Excess Withdrawal.”
•An unlimited number of Non-Income Withdrawals may be taken during the Pre-Income Stage. However, Non-Income Withdrawals reduce your Account Value, and thus your Income Base. Non-Income Withdrawals will reduce your Income Base on a dollar-for-dollar basis.
•In order to designate a withdrawal during the Pre-Income Stage as a Non-Income Withdrawal, we must receive your designation request in Good Order before the withdrawal is taken.
Contract Fees. You must pay Contract Fees during the Pre-Income Stage to maintain the Contract. We may terminate the Contract if Contract Fees are not paid in full when due. See “Contract Fees” later in this prospectus for additional information.
Investment Restrictions. During the Pre-Income Stage and the Income Stage, this Contract will have Eligible Account Assets that 100% of your Account Value must be allocated to at all times. We may terminate the Contract if your Account fails to satisfy these investment restrictions. See “Investment Restrictions” later in this prospectus for additional information.
Restrictions on Additional Account Value Contributions. For the addition of new funds to your Account to be considered Additional Account Value Contributions, they must be acknowledged by us as such. There is no guarantee that you will always be permitted to make Additional Account Value Contributions. If we do not allow you to make Additional Account Value Contributions, you may not be able to increase the Contract’s Annual Income Amount to the level you originally intended. If we reject the addition of new funds to your Account as an Additional Account Value Contribution, we will provide notification that the contribution has been rejected. The notification will provide a date by which the relevant funds must be removed from the Account. Failure to remove the funds from the Account by that date will result in the termination of the Contract. See “Purchasing the Contract and Making Account Value Contributions – Restrictions on Additional Account Value Contributions” later in this prospectus for additional information.

INCOME STAGE
Beginning and End. The Income Stage begins on the Valuation Day next following the earlier of your first Income Withdrawal (although your first Income Withdrawal will be treated as having been taken during the Income Stage) or upon our receipt of notification to begin the Income Stage in Good Order. If you never take an Income Withdrawal, or notify us to begin the Income Stage, your Contract will never enter the Income Stage. The Income Stage ends when you enter the Insured Income Stage or elect the Annuitization option, or when your Contract is terminated, whichever occurs first.
Description of Contract Stage. During the Income Stage, you may take Income Withdrawals from your Account. Income Withdrawals will not reduce your Income Base. Your ability to take Income Withdrawals is not unlimited, however. Exceeding the Annual Income Amount for the Contract Year may significantly reduce the value of your future Annual Income Amount and may cause the Contract to terminate.
Any withdrawal from your Account during the Income Stage will be deemed to be either an “Income Withdrawal” or an “Excess Withdrawal” (or a combination of both).
•Income Withdrawals. Each Contract Year during the Income Stage, you may take withdrawals from your Account up to your Annual Income Amount (and any Unused Annual Income Amount). All such withdrawals will be deemed Income Withdrawals. Please note:
◦You are not required to take annual Income Withdrawals during the Income Stage. Nor are you required to take your full amount of available Income Withdrawals each Contract Year during the Income Stage. If you do not take your full amount of Income Withdrawals each Contract Year, and do not use your Unused Annual Income Amount in future Contract Years, it may be less likely that your Account Value will be reduced to $0 or below the Minimum Account Value while this Contract is in force and, thus, you may never receive Insured Income Payments from us.
◦Each Income Withdrawal reduces your remaining Annual Income Amount for that Contract Year (and, if the withdrawal exceeds the Annual Income Amount, any Unused Annual Income Amount, if any) on a dollar-for-dollar basis. For example, if your remaining Annual Income Amount is $1,000 and your Unused Annual Income Amount is $0 immediately before a withdrawal, and you take a withdrawal of $250, the entire withdrawal will be an Income Withdrawal. Your remaining Annual Income Amount will be $750, and your Unused Annual Income Amount will be $0 immediately after the Income Withdrawal.
◦Income Withdrawals will be taken first from the current Contract Year’s remaining Annual Income Amount and then from any Unused Annual Income Amount unless you request otherwise.
◦If you make an Additional Account Value Contribution during the Income Stage, your remaining Annual Income Amount will be immediately increased, making an additional amount of Income Withdrawal available for that Contract Year. See “Annual Income Amount, Income Percentage, and Income Base – Annual Income Amount – Immediate Adjustment to Remaining Annual Income Amount for Additional Account Value Contribution” for additional information.
◦In any Contract Year during the Income Stage that you do not take your full Annual Income Amount, your remaining Annual Income Amount will be available in subsequent Contract Years during the Income Stage as Unused Annual Income Amount. However, your Unused Annual Income Amount is subject to a Performance Adjustment on each Contract Date Anniversary during the Income Stage. As a result, a Performance Adjustment could be positive as a result of positive investment performance. Conversely, a Performance Adjustment could be negative as a result of negative investment performance and/or deductions for Contract Fees or Advisory Fees. See “Annual Income Amount, Income Percentage, and Income Base – Annual Income Amount – Unused Annual Income Amount” for additional information.
•Excess Withdrawals. Once your remaining Annual Income Amount (and Unused Annual Income Amount) for a Contract Year equals $0, any additional amounts withdrawn during that Contract Year will be deemed to be Excess Withdrawals. For example, if your remaining Annual Income Amount is $750 and your Unused Annual Income Amount is $0 immediately before a withdrawal, and you withdraw $1,000, the following will apply: (i) $750 of the withdrawal will be an Income Withdrawal; (ii) your remaining Annual Income Amount and Unused Annual Income Amount will be reduced to $0; and (iii) the remaining $250 withdrawn will be an Excess Withdrawal. If you later withdraw $500 during the same Contract Year, the entire withdrawal will be an Excess Withdrawal.
An Excess Withdrawal may significantly reduce the value of your benefit and could cause your Contract to terminate. If your Account Value is reduced to $0 as a result of an Excess Withdrawal, your Contract will be terminated. We will notify you of any withdrawal from your Account that we consider to be an Excess Withdrawal. If you believe there has been an error, you should contact us immediately.
Withdrawals to pay Contract Fees or Advisory Fees will not reduce your remaining Annual Income Amount or Unused Annual Income Amount for that Contract Year. They will, however, negatively impact the Performance Adjustments applicable to your Income Base (which will lessen the Annual Income Amount calculated for the following Contract Year) and to any Unused Annual Income Amount. See “Additional Information About Withdrawals – Special Rules for Required Minimum Distributions.”
Calculation of Annual Income Amount. Your Annual Income Amount is subject to change during the Income Stage. The Annual Income Amount is calculated at the beginning of the Income Stage and on the first Valuation Day of each Contract Year (i.e., each Contract Date Anniversary) during the Income Stage. The Annual Income Amount is calculated by multiplying the Income Percentage by the Income Base. Accordingly, an increase (or decrease) to your Income Base during a Contract Year will increase (or decrease) your Annual Income Amount for the next Contract Year.
•Your Income Base is subject to investment risk based on the performance of your Account (net of fees). On each Valuation Day during the Income Stage, your Income Base will be subject to a Performance Adjustment, which could be positive as a result of positive investment performance, or conversely, negative as a result of negative investment performance and/or deductions for Contract Fees or Advisory Fees. Your Income Base may decrease as a result of negative investment performance, even if you have not taken an Excess Withdrawal. Your Income Base (and future Annual Income Amount) would be higher if Contract Fees and Advisory Fees were not deducted from your Account.
•Income Withdrawals will not reduce your Income Base. However, an Excess Withdrawal will proportionally reduce your Income Base by the ratio of the excess amount to the Account Value immediately prior to the Excess Withdrawal. The reduction to your Income Base may be greater than the Excess Withdrawal amount.
•Your Income Base will increase for each Additional Account Value Contribution on a dollar-for-dollar basis.
•Your Income Percentage will not change unless you make an Additional Account Value Contribution, in which case your Income Percentage will be recalculated to reflect a weighted Income Percentage in the same manner as during the Pre-Income Stage.
See “Annual Income Amount, Income Percentage, and Income Base” for additional information.
Contract Fees. You must pay Contract Fees during the Income Stage to maintain the Contract. We may terminate the Contract if Contract Fees are not paid in full when due. See “Contract Fees” later in this prospectus for additional information.
Investment Restrictions. During the Pre-Income Stage and the Income Stage, this Contract will have Eligible Account Assets that 100% of your Account Value must be allocated to at all times. We may terminate the Contract if your Account fails to satisfy these investment restrictions. See “Investment Restrictions” later in this prospectus for additional information.
Restrictions on Additional Account Value Contributions. For the addition of new funds to your Account to be considered Additional Account Value Contributions, they must be acknowledged by us as such. There is no guarantee that you will always be permitted to make Additional Account Value Contributions. If we do not allow you to make Additional Account Value Contributions, you may not be able to increase the Annual Income Amount to the level you originally intended. If we reject the addition of new funds to your Account as an Additional Account Value Contribution, we will provide notification that the contribution has been rejected. The notification will provide a date by which the relevant funds must be removed from the Account. Failure to remove the funds from the Account by that date will result in the termination of the Contract. See “Purchasing the Contract and Making Account Value Contributions – Restrictions on Additional Account Value Contributions” later in this prospectus for additional information.
INSURED INCOME STAGE
Beginning and End. The Insured Income Stage will begin if one of the qualifying events identified below occurs, you elect to begin the Insured Income Stage and transfer any remaining Account Value to us, if applicable. We must receive your election at our Service Office in Good Order. Once we receive your election, it is irrevocable. The date on which the Insured Income Stage begins is the “Annuity Date”. After our Insured Income Payment obligations have been satisfied, the Contract will terminate.
Qualifying Events and Description of Contract Stage. The Insured Income Stage may begin upon the earlier of (a) or (b) below (each a “qualifying event”):
(a)Your Account Value is reduced to $0, provided that it was not reduced to $0 as a result of an Excess Withdrawal, or below the Minimum Account Value
or
(b)Provided that the qualifying event in (a) has not yet occurred, you terminate your Account with your Financial Firm, or your Financial Firm no longer has an agreement with us to service this Contract.
If a qualifying event occurs and you elect to begin the Insured Income Stage:
•Your Account Value as of the date of the qualifying event must be transferred to us.
•We will make Insured Income Payments until the death of the Annuitant for a single income Contract or until the death of both Annuitants for a joint income Contract. The total Insured Income Payments for each Contract Year will equal the Annual Income Amount as of the Annuity Date, adjusted for any Additional Contributions or Excess Withdrawals that occurred in the same Contract Year as the qualifying event. You may request that we make Insured Income Payments at the frequency you select beginning on the next Valuation Day following the qualifying event. If the Annuitant dies (or the Annuitants die) before we make the first Insured Income Payment, no Insured Income Payments will be due.
•If your Contract is in the Income Stage immediately prior to the qualifying event, please note:
◦If you have any remaining Annual Income Amount or Unused Annual Income Amount for the current Contract Year, you may withdraw it from your Account before transferring your Account Value to us (provided that you have sufficient Account Value to withdraw the remaining amounts). If you withdraw the entire remaining Annual Income Amount and Unused Annual Income Amount, you will not receive Insured Income Payments until the next Contract Year. If you withdraw only a portion or none, your

Insured Income Payments for the rest of the current Contract Year will equal the remaining Annual Income Amount and Unused Annual Income Amount that was not withdrawn. In any case, your total Insured Income Payments for each future Contract Year will equal your Annual Income Amount as of the Annuity Date, adjusted for any Additional Account Value Contributions and Excess withdrawals that occurred in the same Contract Year as the qualifying event.
•In the event that you must transfer remaining Account Value to us to begin the Insured Income Stage, your Insured Income Payments may be impacted if there has been a change in your Account Value as of the date you close your Account at your Financial Firm and the date we receive your Account Value. If the Account Value is higher, we will treat the increase as an Additional Account Value Contribution. If the Account Value is lower, we will treat the decrease as a withdrawal in accordance with the conditions of the Pre-Income Stage or Income Stage, as applicable to your Contract immediately prior to the qualifying event.
If the total amount due each Contract Year is less than $100, we may limit the frequency of your Insured Income Payments. Insured Income Payments will be made no less frequently than annually. You will be notified of the payment options available to you.
If necessary, and if you transfer any amount of Account Value to us to begin the Insured Income Stage, we will increase the dollar amount of your annual Insured Income Payments so that they are no less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by us on the Annuity Date to the same Annuitant or Annuitants class for the same payment option.
Additional Information.
•If your Account Value is reduced to $0 as a result of an Excess Withdrawal, your Contract will be terminated. You will not receive Insured Income Payments.
•See “Additional Information Related to Your Financial Firm and Financial Professional” for information about your options in the event of a Financial Firm change.
•You cannot elect the Annuitization option after you elect to begin receiving Insured Income Payments.
•Your Annual Income Amount will not change during the Insured Income Stage.
•You cannot change your Insured Income Payment frequency after the Annuity Date.
•You are not subject to Contract Fees during the Insured Income Stage.
•After the Annuity Date, there is no longer an Account in which this Contract is in relation to.
ANNUITIZATION OPTION
At any time on or after the 1st Contract Date Anniversary, you may convert your entire remaining Account Value into a guaranteed stream of Annuity Payments from us. You cannot elect the Annuitization option if you have already elected to begin Insured Income Payments. We must receive your election at our Service Office in Good Order. Once we receive your election, it is irrevocable. The date on which you elect the Annuitization option is also referred to as the “Annuity Date”.
If you elect the Annuitization option, your entire Account Value as of the Annuity Date must be transferred to us. After our Annuity Payment obligations have been satisfied, the Contract will terminate. The amount and duration of your Annuity Payments will depend on the amount of assets annuitized, the age and sex of the Annuitant(s), and the annuity option you select.
Please note:
•You cannot elect the Annuitization option if you have already elected to begin Insured Income Payments. If the initial Annuity Payment would be less than $100, we will not allow you to elect the Annuitization option (except as otherwise specified by applicable law).
•You are not required to elect the Annuitization option under any circumstances. There is no latest Annuity Date under the Contract, and no date as of which the Annuitization option is automatically exercised.
•If you have remaining Annual Income Amount or Unused Annual Income Amount when you elect the Annuitization option, you may withdraw it from your Account Value before transferring your Account Value to us. However, your Annuity Payments will be lower because you will be annuitizing fewer assets.
•If you select an annuity option with a lifetime payout and no period certain, we will increase the dollar amount of your annual Annuity Payments as necessary so that they are no less than the annual Insured Income Payments you would have received during the Insured Income Stage, based on your Annual Income Amount as of the Annuity Date, adjusted for any Additional Account Value Contributions or Excess Withdrawals that occurred the same year as the Annuity Date. For this purpose, if there has been a change in your Account Value as of the date you close your Account at your Financial Firm and the date we receive your Account Value, the following applies: (i) if the Account Value is higher, we will treat the increase as an Additional Account Value Contribution, and (ii) if the Account Value is lower, we will treat the decrease as a withdrawal in accordance with the conditions of the Pre-Income Stage or Income Stage, as applicable to your Contract immediately prior to the Annuity Date.
•You are not subject to Contract Fees after you elect the Annuitization option.
•After the Annuity Date, there is no longer an Account in which this Contract is in relation to.
See “Annuitization Option” later in this prospectus for additional information.

ANNUAL INCOME AMOUNT, INCOME BASE, AND INCOME PERCENTAGE
ANNUAL INCOME AMOUNT
Subject to its terms, the Contract provides for the distribution of an annual amount we call the “Annual Income Amount” from your Account during the Income Stage (Income Withdrawals) and from us over the lifetime of the Annuitant or over the joint lifetimes of the Annuitants during the Insured Income Stage (Insured Income Payments). Because Income Withdrawals and Insured Income Payments will be based on the Annual Income Amount, it is important for you to understand when and how your Annual Income Amount is calculated. It is also important for you to understand which actions and events will cause your Annual Income Amount to increase and decrease.
When the Annual Income Amount is Calculated.
•Pre-Income Stage. You may request a quote from us reflecting what your Annual Income Amount could be if you decided to begin the Income Stage. The quoted Annual Income Amount will be based on the prior Valuation Day.
•Income Stage. Your Annual Income Amount will be calculated at the beginning of this stage and, thereafter, your Annual Income Amount will be recalculated on the first Valuation Day of each Contract Year (i.e., each Contract Date Anniversary) during the Income Stage.
•Insured Income Stage. During the Insured Income Stage, your Annual Income Amount will equal your Annual Income Amount as of the Annuity Date, adjusted for any Additional Account Value Contributions and Excess Withdrawals that occurred in the same Contract Year as the qualifying event. If you were in the Pre-Income Stage on that date, your Annual Income Amount will be calculated for the first time on that date. Your Annual Income Amount will not change for the duration of the Insured Income Stage.
•Annuitization Option. You do not have an Annual Income Amount after you elect the Annuitization option. See “Annuitization Option” later in this prospectus for an explanation of how Annuity Payments are calculated.
How the Annual Income Amount is Calculated. On each date of calculation as described in the previous section, your Annual Income Amount is calculated by multiplying your Income Base by your Income Percentage as of that Valuation Day. For example, at a time that we calculate the Annual Income Amount, if the Income Base equals $100,000 and the Income Percentage equals 4%, the Annual Income Amount will equal $4,000 (i.e., $100,000 x 0.040 = $4,000).
During the Pre-Income Stage, you will have an Income Percentage and an Income Base, which is subject to potential positive and negative adjustments. Likewise, during the Income Stage, you will have an Income Percentage and an Income Base that is subject to potential positive and negative adjustments. Therefore, your future Annual Income Amount will be affected by changes in your Income Base, as well as changes to the Income Percentage due to Deferral Rates and Additional Account Value Contributions during those Contract stages. See “Income Base” and “Income Percentage” later in this section for information about how your Income Base and Income Percentage may increase or decrease.
Immediate Adjustment to Remaining Annual Income Amount for an Additional Account Value Contribution During the Income Stage.
If you make an Additional Account Value Contribution during the Income Stage, your remaining Annual Income Amount will be immediately increased, making an additional amount of Income Withdrawals available for that Contract Year. When an Additional Account Value Contribution is acknowledged by us, your Income Percentage will be recalculated to be a weighted average of your current Income Percentage and the Initial Income Percentage applicable to your Additional Account Value Contribution and the remaining Annual Income Amount for the Contract Year will be increased by an amount equal to the new weighted Income Percentage applied against the Additional Account Value Contribution. See “Examples of Calculations – Examples of Impact of Additional Account Value Contributions on the Income Base, Income Percentage and Annual Income Amount” for an example.
Unused Annual Income Amount. Any portion of the Annual Income Amount not withdrawn in a Contract Year during the Income Stage will be carried over to allow for Income Withdrawals above the Annual Income Amount in future Contract Years during the Income Stage. We refer to this as “Unused Annual Income Amount.”
However, your Unused Annual Income Amount is subject to investment risk based on the performance of your Account (net of fees). A Performance Adjustment will apply to any Unused Annual Income Amount on each Contract Date Anniversary during the Income Stage and could be positive as a result of positive investment performance, or conversely, negative as a result of negative investment performance and/or deductions for Contract Fees or Advisory Fees.
For example, assume that at the end of a Contract Year during the Income Stage you had $1,000 in remaining Annual Income Amount for the current Contract Year and $1,000 in Unused Annual Income Amount from prior Contract Years. Also assume that your Income Base had decreased by 10% since the previous Contract Date Anniversary, excluding the impact of any Additional Account Value Contributions. Based on these assumptions, on the Contract Date Anniversary, your Unused Annual Income Amount would be reduced by 10% (same as the net percentage change to your Income Base) from $2,000 to $1,800. Conversely, had your Income Base increased by 10%, your Unused Annual Income Amount would be increased from $2,000 to $2,200.
INCOME BASE
The Income Base is the amount to which we apply the Income Percentage to determine the Annual Income Amount in the Pre-Income and Income Stages. Your Income Base may increase or decrease during the Pre-Income Stage and Income Stage. You will not have an Income Base after electing the Annuitization option because your Annuity Payments will not be based on an Annual Income Amount, nor will you continue to have an Income Base in the Insured Income Payment Stage because your Insured Income Payments are calculated on the Annuity Date and will not change for the remainder of the Insured Income Stage.
Initial Income Base. On the Contract Date, your Income Base will equal your Initial Account Value Contribution.
Changes to Income Base During the Pre-Income Stage. During the Pre-Income Stage, on each Valuation Day after the Contract Date, your Income Base will equal your Account Value. Because your Income Base is directly tied to your Account Value during the Pre-Income Stage, your Income Base will be increased on a dollar-for-dollar basis by positive investment performance and Additional Account Value Contributions and will be decreased on a dollar-for-dollar basis by negative investment performance and withdrawals from your Account, as explained further below.
•Investment Performance. Investment performance may increase or decrease your Account Value and Income Base. Your Account Value may be invested in assets that are subject to market risk and/or other investment risks, which means that your Account Value may fluctuate up or down based on market conditions and other factors. Your Income Base is subject to the same level of investment risk because your Income Base will always equal your Account Value during the Pre-Income Stage.
•Additional Account Value Contributions. If you make an Additional Account Value Contribution, your Income Base is increased by the dollar amount of the Additional Account Value Contribution (as of the Valuation Day we approve it). For example, if an Additional Account Value Contribution increases your Account Value by $5,000, your Income Base will likewise increase by $5,000.
•Withdrawals. If you take any withdrawal from your Account during the Pre-Income Stage (including a withdrawal to pay Contracts Fees or Advisory Fees or to satisfy Required Minimum Distributions), the withdrawal will be a Non-Income Withdrawal. If you do not affirmatively designate a withdrawal as a Non-Income Withdrawal, it will be treated as your first Income Withdrawal (and the Pre-Income Stage will end).
◦A Non-Income Withdrawal will decrease your Income Base by the dollar amount of the Non-Income Withdrawal. For example, if you withdraw $1,000 from your Account for any reason during the Pre-Income Stage and designate the deduction as a Non-Income Withdrawal, your Income Base will likewise decrease by $1,000.
◦Your first Income Withdrawal will be treated as having been taken during the Income Stage, as discussed further below. If your first Income Withdrawal exceeds the Annual Income Amount calculated on the Valuation Day you take your first Income Withdrawal, a portion of your first Income Withdrawal will be an Excess Withdrawal.
Changes to Income Base During the Income Stage. On the first Valuation Day during the Income Stage, your Income Base will be equal to the Income Base from the Pre-Income Stage immediately before going into the Income Stage or, if the Income Stage started as a result of you taking your first Income Withdrawal, it will be equal to the Income Base immediately before the withdrawal. Your Income Base may increase or decrease during the Income Stage as described below. Please note it is unlikely that your Account Value will equal your Income Base during the Income Stage because (i) Income Withdrawals reduce your Account Value but not your Income Base (whereas, during the Pre-Income Stage, all withdrawals reduce your Account Value and Income Base) and (ii) Excess Withdrawals reduce your Income Base on a proportionate basis, not a dollar-for-dollar basis.
•Investment Performance. Your Income Base remains subject to investment risk based on the performance of your Account (net of fees) during the Income Stage. On each Valuation Day during the Income Stage, your Income Base will be subject to a Performance Adjustment. A Performance Adjustment could be positive as a result of positive investment performance, or conversely, a negative as a result of negative investment performance and/or deductions for Contract Fees or Advisory Fees.
For example, assume at the close of a Valuation Day during the Income Stage, your Account Value is $90,000 and your Income Base is $100,000. If your Account Value appreciated in value by 1% to $90,900 by the close of the next Valuation Day solely due to investment performance, your Income Base would likewise increase by 1% from $100,000 to $101,000. Conversely, if your Account Value depreciated in value by 1% from $90,000 to $89,100, your Income Base would likewise decrease by 1% from $100,000 to $99,000. Note that, in this example, the Account Value increased or decreased by $900, whereas the Income Base increased or decreased by $1,000, even though each increased or decreased by 1%.
•You should understand that your Income Base remains subject to investment risk during the Income Stage and that your Income Base would be higher if Contract Fees and Advisory Fees were not deducted from your Account. Additional Account Value Contributions. If you make an Additional Account Value Contribution, your Income Base is increased by the dollar amount of the Additional Account Value Contribution, same as in the Pre-Income Stage.
•Withdrawals. During the Income Stage, other than withdrawals to pay Contract Fees or Advisory Fees, any withdrawal from your Account will be deemed to be either an Income Withdrawal or an Excess Withdrawal (or a combination of both).
◦Each Contract Year during the Income Stage, you may take withdrawals from your Account up to your Annual Income Amount (and any Unused Annual Income Amount). All such withdrawals will be deemed Income Withdrawals. Once your remaining Annual Income Amount (and Unused Annual Income Amount) for a Contract Year equals $0, any additional amounts withdrawn during that Contract Year will be deemed to be Excess Withdrawals.

◦Income Withdrawals do not reduce your Income Base. For example, if your Account Value equals $80,000 and your Income Base equals $100,000 immediately before an Income Withdrawal of $1,000, your Account Value will equal $79,000 and your Income Base will equal $100,000 immediately after the Income Withdrawal.
◦An Excess Withdrawal proportionally reduces your Income Base by the ratio of the Excess Withdrawal amount to the Account Value immediately prior to the Excess Withdrawal. For example, if your Account Value equals $80,000 and your Income Base equals $100,000 immediately before an Excess Withdrawal of $1,000, your Account Value will equal $79,000 and your Income Base will equal $98,750 immediately after the Excess Withdrawal. Please note that, because the Excess Withdrawal reduced the Account Value by 1.25% (i.e., ($1,000 / $80,000) x 100%)), the Income Base was likewise reduced by 1.25%. However, because the Income Base was greater than the Account Value, the Account Value decreased by $1,000 while the Income Base decreased by $1,250.
An Excess Withdrawal may significantly reduce the value of your Annual Income Amount and could cause your Contract to terminate. The reduction to your Income Base may be greater than the Excess Withdrawal amount. If your Account Value is reduced to $0, as a result of an Excess Withdrawal, your Contract will be terminated. We will notify you of any withdrawal from your Account that we consider to be an Excess Withdrawal. If you believe there has been an error, you should contact us immediately.
◦Deductions from your Account to pay Contract Fees or Advisory Fees are not considered withdrawals for purposes of the Contract. Such deductions will not reduce your remaining Annual Income Amount (or Unused Annual Income Amount) and will not be Excess Withdrawals. However, each such deduction will reduce the Performance Adjustment to your Income Base on the next Valuation Day and to your Unused Annual Income Amount on the next Contract Date Anniversary. Withdrawals to satisfy Required Minimum Distributions will be treated as Income Withdrawals, subject to limitations. See “Additional Information About Withdrawals – Special Rules for Required Minimum Distributions.”
INCOME PERCENTAGE
The Income Percentage is the rate we apply to the Income Base to determine the Annual Income Amount. Your Income Percentage will change during the Pre-Income Stage and can also change during the Income Stage as described below. Neither your Income Percentage (nor Annual Income Amount) will change during the Insured Income Stage. You will not have an Income Percentage after electing the Annuitization option because your Annuity Payments will not be based on an Annual Income Amount.
Initial Income Percentage. On the Contract Date, your Income Percentage will equal the Initial Income Percentage applicable to your Initial Account Value Contribution. The Initial Income Percentage applicable to your Initial Account Value Contribution is based on the age of the Annuitant, or the younger of the Annuitants, on the Contract Date. The Initial Income Percentage schedule applicable to your Initial Account Value Contribution will be shown in your Contract. You should refer to the current Rate Sheet Prospectus Supplement for the Initial Income Percentages that we are currently offering.
Changes to Income Percentage. After the Contract Date, your Income Percentage will not change except as follows:
•Daily Increase During Pre-Income Stage for Income Deferral Rate. Your Income Percentage will increase each day during the Pre-Income Stage. The Income Deferral Rate is expressed as an annualized percentage and is applied daily to your Income Percentage. The applicable Income Deferral Rate is determined by the attained age of the Annuitant, or the younger of the Annuitants, on the Contract Date and each Contract Date Anniversary thereafter as shown in the Income Deferral Rate schedule set forth in your Contract (i.e., the Income Deferral Rate will change as the Annuitant(s) ages.) See “Examples of Calculations – Example of Income Deferral Rate Addition to Income Percentage During Pre-Income Stage” for an example. The Income Deferral Rate does not accrue after the Pre-Income Stage ends.
•Recalculation Due to Additional Account Value Contribution. Your Income Percentage will be recalculated as a new, weighted Income Percentage if you make an Additional Account Value Contribution during the Pre-Income Stage or the Income Stage. If you make an Additional Account Value Contribution, it will be assigned an Initial Income Percentage. The Initial Income Percentage applicable to your Additional Account Value Contribution will be the Initial Income Percentage we are declaring for new sales of the Contract (if we are still selling the Contract) or Additional Account Value Contributions (if we are no longer selling the Contract) based on the age of the Annuitant, or the younger of the Annuitants, on the date of the contribution. You should refer to the current Rate Sheet Prospectus Supplement for the Initial Income Percentages that we are currently offering. In no event will the Initial Income Percentage applicable to your Additional Account Value Contribution be lower than 1.00%.
When an Additional Account Value Contribution is made, your Income Percentage will be recalculated to be a weighted average of your current Income Percentage and the Initial Income Percentage applicable to your Additional Account Value Contribution. The formula for calculating the new weighted Income Percentage is:

((A x B) + (C x D)) / (A + C), where:
A =The Income Base immediately before an Additional Account Value Contribution is effective.
B =The Income Percentage immediately before the Additional Account Value Contribution is effective.
C =The amount of the Additional Account Value Contribution.
D =The Initial Income Percentage applicable to the Additional Account Value Contribution.
See “Examples of Calculations – Examples of Impact of Additional Account Value Contributions on the Income Base, Income Percentage and Annual Income Amount” for an example.
In general, if the Initial Income Percentage applicable to the Additional Account Value Contribution is higher than your current Income Percentage, your new Income Percentage will be higher than your current Income Percentage. If the Initial Income Percentage applicable to the Additional Account Value Contribution is lower than your current Income Percentage, your new Income Percentage will be lower than your current Income Percentage. Your Income Base and Annual Income Amount will increase as a result of any Additional Account Value Contribution.
•One-Time, Permanent Reduction Due to Opt-Out of Contract Fee Percentage Increase. If you opt-out of an increase to your Contract Fee percentage, your Income Percentage will be subject to a one time and permanent reduction of 5% on the next Contract Date Anniversary. For example, assume your Contract Date Anniversary is January 2, you reject a Contract Fee percentage increase on December 15, and your current Income Percentage is 4%. Based on these assumptions, on the next January 2, your Income Percentage will be reduced from 4% to 3.80%. See “Contract Fees – Increase to Annual Contract Fee Percentage and Impact of Opt-Out.”
•Other Changes to Income Percentage. Please note the Income Percentage could change if there is a change to the Annuitant(s) under the Contract, as discussed under “Contract Designations” later in this prospectus.

RATE SHEET PROSPECTUS SUPPLEMENT FOR DECLARED RATES AND CONTRACT FEES
We disclose the Initial Income Percentages applicable to Initial Account Value Contributions for new Contracts and any Additional Account Value Contributions for Contracts already in effect, as well as the Income Deferral Rates for new Contracts and Contract Fees, in a Rate Sheet Prospectus Supplement. The Rate Sheet Prospectus Supplement in effect is attached to the prospectus you receive at the time you purchase your Contract.
Please note, for new Contracts, in order to receive the applicable Initial Income Percentages and Income Deferral Rates stated in a Rate Sheet Prospectus Supplement, your Contract application must be signed and received by us in Good Order within the stated time period during which such rates will apply.
We may change the Initial Income Percentages and Income Deferral Rates periodically and will issue a new Rate Sheet Prospectus Supplement each time we do so. Each Rate Sheet Prospectus Supplement we issue will supersede all previous Rate Sheet Prospectus Supplements and the Initial Income Percentages and Income Deferral Rates therein. While the Contract is in effect, any Additional Account Value Contributions you make after the Contract is issued will be subject to the Initial Income Percentages in effect on the Valuation Day we acknowledge the Additional Account Value Contribution. You can view the current Rate Sheet Prospectus Supplement with the prospectus on our website at www.prudential.com/investor/prospectuses.
See “Appendix [ ]” for historical rates.

EXAMPLES OF CALCULATIONS
The values shown in this section (and the other examples in this prospectus) are purely hypothetical and are intended to help you understand the operation of the Contract.
Example of Income Deferral Rate Addition to Income Percentage During Pre-Income Stage
This example is intended to illustrate the daily accrual of the Income Deferral Rate to the Income Percentage during the Pre-Income Stage. Assume the following:
•The Contract Date is June 15, the Owner is the sole Annuitant and age 65.
•The Initial Income Percentage and Income Deferral Rate then in effect for a sole Annuitant age 65 are 4.00%, and 0.20%, respectively.
•The Income Deferral Rate then in effect for a sole Annuitant age 66 is 0.25%.
•The Account Value and Income Base on the Contract Date is $100,000.
•On December 15 of the first Contract Year, the Account Value has grown to $106,000 from positive investment performance. No Income Withdrawals have been requested so the Income Base is also $106,000.
•A quote of the Annual Income Amount is requested as of December 16.
The quoted Annual Income Amount on December 16 (based on values from December 15) would be $4,346.87 determined by multiplying the Income Percentage of 4.10% by $106,000. The Income Percentage of 4.10% = 4.00% + [0.20% x (184 days / 365 days)]. The daily amount of the Income Deferral Rate will change to 0.25% on the next Contract Date Anniversary on which the Owner’s attained age enters the next rate level unless the Pre-Income Stage has ended.
Example of Decrease to Income Base for Non-Income Withdrawal During Pre-Income Stage
This example is intended to illustrate the dollar-for-dollar reduction to the Income Base due to a Non-Income Withdrawal during the Pre-Income Stage. Assume the following:
•The Contract Date is November 1st.
•On October 3rd of the following calendar year, the Account Value is $120,000, and, since Income Withdrawals have not yet begun, the Income Base is the same as Account Value, so it is also $120,000.
•Also, on that same October 3rd, a $15,000 Non-Income Withdrawal is taken.
Non-Income Withdrawals reduce the Account Value by the amount of the withdrawal, so the Account Value after the Non-Income Withdrawal is $105,000 ($120,000 – $15,000). After the withdrawal, the Income Base will be equal to the Account Value, $105,000.
Examples of Income Withdrawal and Excess Withdrawal During the Income Stage
Continuing the previous example, now assume the following for the next two examples:
•A new Contract Year begins on November 1st.
•On October 24th of the following calendar year, a $2,500 withdrawal is taken.
•On October 29th of the same year, a $5,000 withdrawal is taken.
Example of Dollar-for-Dollar Reduction to Remaining Annual Income Amount for Income Withdrawal
On October 24th, the remaining Annual Income Amount is $6,000 and Unused Annual Income Amount is $0. As such, the entire $2,500 withdrawal is deemed to be an Income Withdrawal. When $2,500 is withdrawn on this date, the remaining Annual Income Amount for that Contract Year (up to and including October 31st) is $3,500. This is the result of a dollar-for-dollar reduction of the remaining Annual Income Amount by withdrawals that do not exceed the remaining Annual Income Amount plus any Unused Annual Income Amount ($6,000 less $2,500 = $3,500).
Example of Proportionate Reduction to Income Base for Excess Withdrawal
Continuing the previous example, when a withdrawal of $5,000 is taken on October 29th, the Account Value immediately prior to this withdrawal is $103,500 and the Income Base is $130,000. The first $3,500 of this withdrawal is deemed to be an Income Withdrawal and reduces the remaining Annual Income Amount for that Contract Year to $0. The remaining withdrawal amount of $1,500 is an Excess Withdrawal and proportionally reduces the Income Base by the ratio of the Excess Withdrawal to the Account Value before the Excess Withdrawal. This reduction in Income Base will impact the Annual Income Amount in future Contract Years. (Note that if there are other future withdrawals in that Contract Year, each would result in another proportional reduction to the Income Base).

Here is the calculation:

Account Value before Income Withdrawal	$103,500.00
Income Base before Income Withdrawal	$130,000.00
Less amount of Annual Income Amount remaining	$3,500.00
Account Value immediately before Excess Withdrawal of $1,500	$100,000.00
Excess Withdrawal amount	$1,500.00
Proportional Reduction to Income Base	1.50%
Income Base after Excess Withdrawal	$128,050.00
Examples of Impact of Additional Account Value Contributions on the Income Base, Income Percentage and Annual Income Amount
Provided below are examples of the impact of Additional Account Value Contributions. Assume the following:
•The Contract Date is September 9th.
•On March 9th of the following calendar year, the Income Percentage is 5.00%, the Income Base is $100,000, and an Additional Account Value Contribution of $25,000 is made.
•The Initial Income Percentage attributable to the Additional Account Value Contribution based on the attained age of the sole Annuitant is 4.00%.
Example of Income Base Increase due to Additional Account Value Contribution
The Additional Account Value Contribution of $25,000 is applied as of March 9th and increases the Income Base to $125,000 as of March 9th ($100,000 + $25,000 = $125,000).
Example of Change to the Income Percentage due to Additional Account Value Contribution
Continuing the previous example, as noted above, the Income Percentage prior to the Additional Account Value Contribution is 5.00%, which includes the accumulated amount of the Income Deferral Rate, and the Initial Income Percentage attributable to the Additional Account Value Contribution is 4.00%. The new Income Percentage after the additional Purchase Payment is $4.80%. This is the result of taking the weighted average of the two Income Percentages: ((5% * $100,000) + (4% * $25,000)) / $125,000 = 4.8%).
Here is the calculation:

Income Base before Additional Account Value Contribution	$100,000.00
Income Percentage before Additional Account Value Contribution	5.00%
Additional Account Value Contribution	$25,000.00
Initial Income Percentage attributable to Additional Account Value Contribution	4.00%
New Income Base	$125,000.00
New Income Percentage	4.80%
Example of Increase to Annual Income Amount for Next Contract Year due to Additional Account Value Contribution
Continuing the previous example, the Annual Income Amount calculated at the beginning of the Contract Year was $5,000 (5% of $100,000 = $5,000). Following the application of the Additional Account Value Contribution, the new Income Base is $125,000 and the new Income Percentage is 4.8%. Assuming no changes to the Income Base or Income Percentage, the Annual Income Amount calculated on the next Contract Date Anniversary will be $6,000. This is the result of applying the new Income Percentage to the new Income Base (4.8% * 125,000 = $6,000).
Examples of Changes to the Income Base due to Performance Adjustment
During the Income Stage, the Income Base is subject to a Performance Adjustment on each Valuation Day during the Income Stage. The Performance Adjustment to the Income Base can be positive or negative based on investment performance and deductions for Contract Fees or Advisory Fees. The following examples show changes to the Income Base due to daily net Account performance and then how the Income Base on the Contract Date Anniversary determines that Contract Year’s Annual Income Amount.
Example of Change to Income Base after Income Withdrawals Have Started
On the Contract Date Anniversary, the Account Value is $100,000.00, the Income Base is $125,000.00, and the Income Percentage is 4.80%. This results in an Annual Income Amount for the Contract Year of $6,000.00. On the Valuation Day after the Contract Date Anniversary, no withdrawals are taken, no Additional Account Value Contributions are made, and the Account Value has increased to $102,500. This 2.5% increase to the Account Value causes the Income Base to increase to $128,125.00 and the Annual Income Amount remains $6,000.00 for the current Contract Year. On the following Valuation Day, no withdrawals are taken, no Additional Account Value Contributions are made, and the Account Value has decreased to $101,475.00. This 1.0% decrease to Account Value causes the Income Base to decrease to $126,843.75 and the Annual Income Amount remains $6,000.00 for the current Contract Year.

	Account Value	Income Base	Annual Income Amount
Contract Date Anniversary	$100,000.00	$125,000.00	$6,000.00
Next Valuation Day	$102,500.00	$128,125.00	$6,000.00
Next Valuation Day	$101,475.00	$126,843.75	$6,000.00
The following examples demonstrate the impact of an increase to the Income Base, and a corresponding increase to the Annual Income Amount and a decrease to the Income Base and a corresponding decrease to the Annual Income Amount. For simplicity, these examples reflect a full year of hypothetical change in Account Value due to investment performance.
Assumed Increase to Income Base and Annual Income Amount from Positive Investment Performance
The Income Base on the prior Contract Date Anniversary was $125,000.00 and the Income Percentage is 4.80%. This resulted in the Annual Income Amount for the prior Contract Year of $6,000.00. As of current Contract Date Anniversary, the Income Base has increased and is now $130,000.00 resulting in an Annual Income Amount of $6,240.00 for the current Contract Year.

Income Percentage	4.80%

Income Base on prior Contract Date Anniversary	$125,000.00
Annual Income Amount for prior Contract Year	$6,000.00

Income Base on current Contract Date Anniversary	$130,000.00
Annual Income Amount for current Contract Year	$6,240.00
Assumed Decrease to Income Base and Annual Income Amount from Negative Investment Performance
The Income Base on the prior Contract Date Anniversary was $130,000.00 and the Income Percentage is 4.80%. This resulted in the Annual Income Amount for the prior Contract Year of $6,240.00. As of current Contract Date Anniversary, the Income Base has decreased and is now $125,000.00 resulting in an Annual Income Amount of $6,000.00 for the current Contract Year.

Income Percentage	4.80%

Income Base on prior Contract Date Anniversary	$130,000.00
Annual Income Amount for prior Contract Year	$6,240.00

Income Base on current Contract Date Anniversary	$125,000.00
Annual Income Amount for current Contract Year	$6,000.00
Example of Impact of Additional Account Value Contribution on Remaining Annual Income Amount
Continue from prior example (assume no other transactions other than indicated below):

Income Percentage	4.80%
Income Base on prior Contract Date Anniversary	$125,000
Annual Income Amount on Prior Contract Date Anniversary	$6,000
Unused Annual Income Amount	$0
5 Months After Prior Contract Date Anniversary:

Net Performance from Prior Contract Date Anniversary to Current date	-4.00%
Income Base Immediately Before Income Withdrawal	$120,000	($125,000 x (1-4.00%))
Income Withdrawal Amount	$5,000
Remaining Annual Income Amount After Income Withdrawal	$1,000	($6,000-$5,000)

4 Months Later:

Net Performance from Prior Income Withdrawal Date to Current Date	5.00%
Income Base Immediately Before Additional Account Value Contribution	$126,000	($120,000 x (1 + 5.00%))
Income Percentage Immediately Before Additional Account Value Contribution	4.80%
Additional Account Value Contribution	$50,000
Income Rate for Additional Value Contribution	4.00%
Income Base After Additional Account Value Contribution	$176,000	($126,000+$50,000)
Weighted Income Percentage	4.57%	(($126,000 x 4.80% +$50,000 x 4.00%)/$176,000)
Increase in Annual Income Amount	$2,285	($50,000 x 4.57%)
Remaining Annual Income Amount After Additional Account Value Contribution	$3,285	($1,000+$2,285)
Example of Impact of Performance Adjustment on Unused Annual Income Amount
Any Unused Annual Income Amount is subject to a Performance Adjustment on each Contract Date Anniversary during the Income Stage. The Performance Adjustment can be positive or negative based on investment performance and deductions for Contract Fees or Advisory Fees.
Continue from prior example (assume no other transactions other than indicated below):
At Contract Date Anniversary:

Remaining Annual Income Amount	$3,285
Net Performance from the Additional Account Value Contribution to current date	-10.00%
Annual Net Performance from Prior Contract Anniversary Date to Current Date	-9.28%	(1-4.00%) x (1+5.00%)x(1-10.00%)-1
Unused Annual Income Amount	$2,980	($3,285 x (1-9.28%))
Income Base	$158,400	($176,000 x (1 - 10.00%))
Income Percentage	4.57%
Annual Income Amount	$7,239	($158,400 x 4.57%)

CONTRACT FEES
Contract Fees are the fees we charge for the benefits provided under the Contract. You must pay Contract Fees during the Pre-Income Stage and Income Stage in order to maintain the Contract. Contract Fees no longer apply after the earlier of (a) the Annuity Date or (b) the termination of the Contract. If you fail to pay your Contract Fees when due, we reserve the right to terminate the Contract.
ANNUAL CONTRACT FEE PERCENTAGE
The maximum annual Contract Fee percentage for your Contract is [1.50]%, as a percentage of Account Value.
The annual Contract Fee percentage applicable to your Contract may be lower than the maximum annual Contract Fee percentage. At any time on or after the [3rd] Contract Date Anniversary, we may increase your annual Contract Fee percentage for future Contract Years, subject to the maximum annual Contract Fee percentage and your opt-out right. See “Increase to Annual Contract Fee Percentage and Impact of Opt-Out” below. Annual Contract Fee percentages among Contract Owners may vary based on certain factors, including date of issuance, declared rates, Financial Firm, and exercise of opt-out rights.
ASSESSMENT AND PAYMENT OF CONTRACT FEES
Your first payment of Contract Fees is due on the Contract Date and will be pro-rated based on the amount of time remaining in the initial billing period. Thereafter, we will calculate and charge Contract Fees no less frequently than quarterly, on the same schedule your Financial Firm charges Advisory Fees related to the Account. On each date that we calculate your Contract Fees, they will be calculated based on your Account Value on that Valuation Day (after any adjustments for withdrawals or Additional Account Value Contributions on that Valuation Day). For example, if the Current Contract Fee is 1.50% and is charged quarterly, the Contract Fee would equal 0.375% of the Account Value on the day that the Contract Fee is calculated.
Once the fee is determined for each billing period during the Pre-Income Stage and Income Stage, we will provide notice of the amount that must be paid and the due date for payment. The notice will be provided to your Financial Firm. You and your Financial Firm should decide how your Financial Firm will remit payment to us. You may pay Contract Fees from your Account, or any other option made available by either your Financial Firm or us (e.g., check, electronic transfer from a bank account). The payment methods available may differ for Non-Qualified and Qualified Accounts. You may change your method of payment at any time. If you need to remit Contract Fees to us directly, rather than through your Financial Firm, please contact our Service Office immediately.
All Contract Fees must be paid in U.S. dollars.
FAILURE TO PAY CONTRACT FEES WHEN DUE
If your Contract Fees are not paid when due, we may terminate the Contract upon written notice. The written notice will indicate the date of termination. If Contract Fees are not paid in full by the termination date, the Contract will be terminated with no interest remaining in the Contract.
INCREASE TO ANNUAL CONTRACT FEE PERCENTAGE AND IMPACT OF OPT-OUT
At any time on or after the [3rd] Contract Date Anniversary, we may increase your annual Contract Fee percentage for future Contract Years, subject to the maximum annual Contract Fee percentage. We will notify you in writing at least 60 days in advance of any such increase.
You will be given an opportunity to “opt-out” of an increase to your annual Contract Fee percentage. If you opt-out of an increase, your annual Contract Fee percentage will not change, but on the next Contract Date Anniversary, your Income Percentage will be subject to a one time and permanent reduction of 5%. For example, assume your Contract Date Anniversary is January 1, you reject a Contract Fee percentage increase on December 15, and your current Income Percentage is 4%. Based on these assumptions, on the next January 1, your Income Percentage will be reduced from 4% to 3.8%.
If you wish to opt-out of the charge increase, you must notify us within the period stated in our notice to you; otherwise, the charge increase will become effective. When we receive your opt-out request, we will send you a form communicating the estimated impact on your Annual Income Amount as a result of the one time and permanent reduction of 5% to your Income Percentage. If you still wish us to process your opt-out request, you must sign and return the form to us at our Service Office in Good Order.
PRO-RATED CONTRACT FEE UPON TERMINATION
In the event this Contract terminates during the Pre-Income Stage or Income Stage for any reason other than death, the final Contract Fee will be prorated for the number of days that have elapsed in the current billing period. If your Contract Fee was already paid for the billing period, the difference between the pro-rated Contract Fee and the amount you paid for the most recent billing period will be refunded to you. If any further amounts are due to us, we will notify you.
PREMIUM TAXES
Some states and municipalities charge premium taxes or similar taxes on annuities that we are required to pay. Premium tax rates and rules vary by state and may change. We reserve the right to deduct any premium taxes arising under the Contract from Annuity Payments or Insured Income Payments. The deduction would be designed to approximate the taxes that we are required to pay. Premium tax rates currently range from 0% to 3.5%.

ADVISORY FEES
Your obligation to pay Advisory Fees, if any, is solely a matter between you and your Financial Firm and/or Financial Professional. You should understand that any Advisory Fees owed to your Financial Firm and/or Financial Professional are in addition to the Contract Fees owed to us under this Contract.

INVESTMENT RESTRICTIONS
During the Pre-Income Stage and the Income Stage, 100% of your Account Value must be allocated to Eligible Account Assets at all times. You may add or remove Eligible Account Assets from your Account or change the allocation of your Account Value among Eligible Account Assets, at any time during the Pre-Income Stage or the Income Stage without restriction under the Contract. Money market holdings are considered to be an Eligible Account Asset.
Eligible Account Assets are any investments your Financial Firm makes available to you within your Account, unless we have determined the investment to be an ineligible asset. Investments that will not be eligible for coverage under this Contract include:
•    Private or Unregistered Securities
•    Individual Stocks and Bonds
•    Options Contract
•    Inverse or Levered Mutual Funds and ETFs
•    Forward Contracts
•    Rights or Warrants
•    Structured Notes
•    Crypto-currencies (or mutual funds and ETFs that hold crypto-currencies)
•    Physical Assets (i.e., gold bullion or other tangible assets)
•    Other Insurance Contracts
Investments that may have limited eligibility for coverage under this Contract (i.e. investments that are eligible if the percentage of Account Value allocated to the investment is equal to or less than the percentage we have declared for new purchases of this contract in the Rate Sheet Supplement) include:
•    Mid & Small Cap Equity
•    Emerging Market Equity & Debt
•    High Yield Fixed Income
•    Real Assets (including Commodities & Real Estate)
If your Account Value is allocated to any ineligible assets at any time during the Pre-Income Stage or the Income Stage, your Account will be in violation of the Contract’s investment restrictions. We will notify you of any such violation, and you will be required to re-allocate your Account Value to comply with the investment restrictions. If you do not re-allocate your Account Value to comply with the investment restrictions by the date specified in the notice, we will terminate your Contract.
At any time, we may add or remove investments from the list of ineligible assets based on multiple factors and on a non-discriminatory basis. Factors include:
•    Material change(s) in investment strategy since an investment was designated an Eligible Account Asset such that we can no longer effectively manage our obligations under this contract
•    Conformation with applicable tax and securities laws
•    Non-diversified exposure to a particular industry
•    Concentrated risk exposure to a particular economic factor
If we add or remove an ineligible asset, we will notify you of the change and if reallocation of your Account Value is required. Upon receiving such notice, if action is required by you, you must take action by the date specified in the notice or your Contract will be terminated. Complying with the new investment restrictions could impact the performance of your Account, could result in higher investment expenses, and could have adverse tax implications.
If a Financial Firm ceases to offer Eligible Account Assets to your Account, we will remove that Financial Firm from our list of approved Financial Firms. If we remove your Financial Firm from our list of approved Financial Firms, you may need to take action in order to maintain the Contract. See “Requirement to Maintain Your Account with an Approved Financial Firm” for additional information.
You should consult with your Financial Professional to assist you in determining whether the investment restrictions are suited for your financial needs and risk tolerance.

ADDITIONAL INFORMATION ABOUT WITHDRAWALS
DEDUCTIONS FROM ACCOUNT DEEMED TO BE WITHDRAWALS
During the Pre-Income Stage, we consider the deduction of any amounts from your Account to be a withdrawal, including deductions to pay Contract Fees, Advisory Fees, and Required Minimum Distributions and deductions for any other purpose. If you do not specifically designate any such withdrawal as a Non-Income Withdrawal, it will be deemed your first Income Withdrawal (and the Pre-Income Stage will end). Your first Income Withdrawal will be treated as having been taken during the Income Stage, rather than the Pre-Income Stage. You may take an unlimited number of Non-Income Withdrawals during the Pre-Income Stage; however, Non-Income Withdrawals reduce your Account Value, and thus, your Income Base.
During the Income Stage, for purposes of the Contract, amounts deducted from the Account to pay Contracts Fees or Advisory Fees are not considered withdrawals (i.e., they do not count against your remaining Annual Income Amount or Unused Annual Income Amount and will never be considered Excess Withdrawals). Required Minimum Distributions are considered withdrawals but are subject to special rules regarding their treatment under the Contract, as described below. All other deductions from the Account are considered to be withdrawals and will therefore be either Income Withdrawals or Excess Withdrawals depending on your remaining Annual Income Amount and Unused Annual Income Amount at the time of withdrawal.
While deductions to pay Contract Fees or Advisory Fees are not considered withdrawals during the Income Stage, each such deduction will reduce your Account Value and will be reflected in the Performance Adjustment to your Income Base on the next Valuation Day. The Performance Adjustment is equal to the net percentage change in Account Value since the previous Valuation Day due to investment performance and deductions for Contract Fees or Advisory Fees. As a result, your Income Base (and future Annual Income Amount) would be higher if Contract Fees and Advisory Fees were not deducted from your Account.
When determining the amount deducted from your Account, we will include the amount of any charges deducted from the Account as part of the withdrawal, including any taxes withheld.
Dividends and capital gains generated by your Account investments that are distributed from the Account to you (i.e., not automatically reinvested) are considered withdrawals from the Account. Such distributions will reduce your Income Base during the Pre-Income Stage and may reduce your Income Base during the Income Stage to the extent they constitute Excess Withdrawals. For example, assuming that you have no remaining Annual Income Amount or Unused Annual Income Amount, if your Account Value equals $100,000 and your Income Base equals $120,000 immediately before dividends and capital gains of $2,500 are distributed to you, the entire distribution of dividends and capital gains is an Excess Withdrawal. Your resulting Account Value will equal $97,500 and your Income Base will equal $117,000 immediately after the Excess Withdrawal. Please note that, because the Excess Withdrawal reduced the Account Value by 2.5% (i.e., ($2,500 / $100,000) x 100%)), the Income Base was likewise reduced by 2.5%.
During the Insured Income Stage or upon exercising the Annuitization option, withdrawals are irrelevant because there is no longer an Account related to the Contract.
SPECIAL WITHDRAWAL RULES FOR REQUIRED MINIMUM DISTRIBUTIONS
For purposes of this Contract, Required Minimum Distributions are determined by us based on the value of the Account (including this Contract), and do not include the value of any other annuities, savings or investments subject to the Required Minimum Distribution rules.
There are no special rules for Required Minimum Distributions during the Pre-Income Stage. During the Pre-Income Stage, a Required Minimum Distribution may be designated as a Non-Income Withdrawal. If a Required Minimum Distribution is designated as a Non-Income Withdrawal, the Required Minimum Distribution will reduce your Income Base on a dollar-for-dollar basis, same as any other withdrawal during the Pre-Income Stage. If a Required Minimum Distribution is designated as your first Income Withdrawal, it will be deemed to have been taken during the Income Stage (as discussed further below).
There are special rules for Required Minimum Distributions during the Income Stage. During the Income Stage, Required Minimum Distributions will not be treated as Excess Withdrawals, subject to the following:
•If, in any Contract Year, your Required Minimum Distribution amount is less than the Annual Income Amount plus Unused Annual Income Amount, there is no special treatment for Required Minimum Distributions under these circumstances. In other words, any withdrawals (including your Required Minimum Distribution) that exceed the Annual Income Amount plus Unused Annual Income Amount will be treated as Excess Withdrawals.
•In any Contract Year that your Required Minimum Distribution amount is greater than the Annual Income Amount plus Unused Annual Income Amount, withdrawals up to your Required Minimum Distribution amount will be deemed Income Withdrawals. Any amounts withdrawn in excess of your Required Minimum Distribution amount (excluding any Contract Fees and Advisory Fees) will be treated as Excess Withdrawals.
In any year in which the requirement to take Required Minimum Distributions is suspended by law, we reserve the right to treat any amount that would have been considered as a Required Minimum Distribution, if not for the suspension, as eligible for treatment as described in this section.

ANNUITIZATION OPTION
THE ANNUITIZATION OPTION
At any time on or after the 1st Contract Date Anniversary, subject to requirements described below, you may elect the Annuitization option. Upon electing the Annuitization option, the Account Value you transfer to us will be converted into a guaranteed stream of Annuity Payments from us. The Contract’s guarantees related to the Annual Income Amount will no longer be available.
You cannot elect the Annuitization option if you have already elected to begin Insured Income Payments. If you wish to receive Insured Income Payments based on your Annual Income Amount, rather than receive Annuity Payments based on your Account Value applied to an available annuity option, you can elect to begin the Insured Income Stage by meeting certain requirements. See “Contract Stages – Insured Income Stage.”
If the initial Annuity Payment would be less than $100, we will not allow you to elect the Annuitization option (except as otherwise specified by applicable law).
We must receive your election request at our Service Office in Good Order. The date as of which we process your election request is the Annuity Date. The amount and duration of your Annuity Payments will depend on the amount of assets annuitized, the age and sex of the Annuitant(s), and the annuity option selected. Once we receive your election to commence Annuity Payments, we will only make Annuity Payments under the specific annuity option elected. The annuity option cannot be changed.
If you exercise the Annuitization option, you must transfer your remaining Account Value as of the Annuity Date to us. The Account Value transferred to us is paid in consideration for your Annuity Payment stream. You will no longer have an Account Value or ownership rights over those assets, including the ability to take withdrawals in addition to the Annuity Payments.
In the event that you exercise the Annuitization option during the Income Stage and you have remaining Annual Income Amount or Unused Annual Income Amount as of the Annuity Date, you may withdraw some or all of it from your Account Value before transferring your Account Value to us. However, withdrawing remaining Annual Income Amount or Unused Annual Income Amount in that circumstance will cause your Annuity Payments to be lower because you will be annuitizing fewer assets.
If you select an annuity option with a lifetime payout and no period certain, your annual Annuity Payments will not be less than the annual Insured Income Payments you would have received in the Insured Income Stage, based on your Annual Income Amount as of the Annuity Date, adjusted for Additional Account Value Contributions and Excess Withdrawals that occurred in the same Contract Year as the Annuity Date. For this purpose, if there has been a change in your Account Value as of the date you close your Account at your Financial Firm and the date we receive your Account Value, the following applies: (i) if the Account Value is higher, we will treat the increase as an Additional Account Value Contribution, and (ii) if the Account Value is lower, we will treat the decrease as a withdrawal in accordance with the conditions of the Pre-Income Stage or Income Stage, as applicable to your Contract immediately prior to the Annuity Date.
After our payment obligations have been satisfied, the Contract will terminate. We reserve the right to limit your period certain election or commute any remaining benefit payable at your death to comply with applicable law.
If needed, we will require proof in Good Order of an Annuitant’s age before commencing Annuity Payments. Likewise, we may require proof in Good Order that an Annuitant is still alive, as a condition of our making additional Annuity Payments while the Annuitant lives. We will seek to recover any life income Annuity Payments that we made after the death of the Annuitant.
You are not required to elect the Annuitization option under any circumstances. There is no latest Annuity Date under the Contract, and no date as of which the Annuitization option is automatically exercised.
ANNUITY OPTIONS
We currently make annuity options available that provide fixed Annuity Payments only. Fixed Annuity Payments provide the same amount with each payment. You may choose one of the annuity options described below, and the frequency of annuity payments, upon electing the Annuitization option.
•Option 1 - Life Income Annuity Option with a Period Certain: Under this option, periodic Annuity Payments are payable for the period certain, subject to our then current rules, and thereafter until the death of the Annuitant. Should the Owner or Annuitant die before the end of the period certain, the remaining period certain payments are paid to any surviving Owner, or if there is no surviving Owner, the named Beneficiary, or your estate if no Beneficiary is named, until the end of the period certain.
•Option 2 - Joint Life Annuity Option. Under the joint lives option, Annuity Payments are payable during the joint lifetime of two Annuitants, ceasing with the last payment prior to the death of the second Annuitant. No minimum number of payments is guaranteed under this option. It is possible that only one payment will be payable if the death of all the Annuitants occurs before the date the second payment was due, and no other payments or death benefits would be payable
Under either annuity option, Annuity Payments may be payable monthly, quarterly, semi-annually or annually, as you choose, subject to our then current rules. We may limit the length of any annuity option including, any Period Certain, to conform to applicable tax rules.
At the Annuity Date, we may make available other annuity options not described above.

CUMULATIVE INCOME MINIMUM FEATURE
If available under your Contract, you may be eligible for an additional payment from us. We refer to this payment as the “Cumulative Income Minimum Feature.” The purpose of the Cumulative Income Minimum Feature is to provide a minimum amount of Income Withdrawals and Insured Income Payments under the Contract. The charge for this feature is included as part of the Contract Fee.
If this feature is available under your Contract, you will be eligible to receive the Cumulative Income Minimum Payment when you reach age 95 (or if there is more than one Annuitant, then when the youngest of the Annuitants reaches age 95), provided that the Contract is still in effect, the Annuitization Option has not been elected and the total income available from this Contract is less than your Initial Account Value Contribution, plus any Additional Account Value Contributions, less all withdrawals.
To determine whether a Cumulative Income Minimum amount is payable, we look to:
(A)Your Initial Account Value Contribution, adjusted as follows: (i) plus the total amount of Additional Account Value Contributions during the Pre-Income Stage, then (ii) less the total amount of Non-Income Withdrawals during the Pre-Income Stage, and then (iii) proportionately reduced by any Excess Withdrawal during the Income Stage.
(B)The total Annual Income Amount available for withdrawal during the Income Stage (regardless of whether it was withdrawn or not).
(C)The total amount of Insured Income Payments made during the Insured Income Stage
(D)Any remaining Account Value.
If (B)+(C)+(D) is less than (A), we will make a Cumulative Income Minimum Payment equal to the difference.

The following example shows the Cumulative Income Minimum Calculation

A
1. Initial Account Value Contribution	$100,000
2. the total amount of Additional Account Value Contributions during the Pre-Income Stage	$0
3. the total amount of Non-Income Withdrawals during the Pre-Income Stage	$0
4. = (1) + (2) – (3)	$100,000
5. Excess Withdrawal during the Income Stage	$0
6. Proportional reduced by any Excess Income Withdrawal during the Income Stage	$0
A = (4) - (6)	$100,000

B
The total Annual Income Amount available for withdrawal during the Income Stage (regardless of whether it was withdrawn or not)	$89,000

C
The total amount of Insured Income Payments made during the Insured Income Payment Stage	$0

D
Any remaining Account Value at age 95	$10,500

B + C + D	$99,500
A – (B + C +D)	$500
Cumulative Income Minimum Payment (the Greater of [A - (B + C +D)] and 0)	$500

The Cumulative Income Minimum Feature, if applicable, does not impact or interrupt your ability to take Income Withdrawals, receive Insured Income Payments, or receive Annuity Payments or exercise any rights under the Contract.

PURCHASING THE CONTRACT AND MAKING ACCOUNT VALUE CONTRIBUTIONS
CONTRACT APPLICATION
To purchase the Contract, you must complete an application form. Application forms are available through Financial Professionals. Your application form is subject to our approval. We may refuse to issue a Contract for any reason in our sole discretion.
AGE REQUIREMENTS
The Annuitant or the younger of the Annuitants, as applicable, must be at least age [45] (age [50], if the Cumulative Income Minimum feature is available) and the oldest of the Annuitants must be no older than age [85] (age [70], if the Cumulative Income Minimum feature is available) as of the Contract Date. If a Co-Annuitant or Contingent Annuitant is added after the Contract Date, the younger and oldest of the Annuitants must satisfy these age requirements as of the Contract Date. See “Contract Designations” for additional information about naming Annuitants.
MINIMUM INITIAL ACCOUNT VALUE CONTRIBUTION
The minimum Initial Account Value Contribution (i.e., the amount that must be in your Account on the Contract Date) is [$25,000].
RIGHT TO CANCEL
You may cancel this Contract for a refund of Contract Fees paid to us by notification to us in Good Order or by returning the Contract to our Service Office or to the representative who sold it to you within 10 days after you receive it (30 days if the Contract is being issued as a replacement for another annuity contract or a life insurance policy). The Contract can be mailed or delivered either to us, at our Service Office, or to the representative who sold it to you. Return of this Contract by mail is effective upon being postmarked, properly addressed and postage prepaid.
The amount of the refund will equal any Contract Fees paid as of the Valuation Day we receive the returned Contract at our Service Office or the cancellation request in Good Order.
Your Right to Cancel is specific to this contract; if you exercise this right, it will not cancel your Account and your Account Value may continue to be subject to market performance of the allocated investments.
RESTRICTIONS ON ADDITIONAL ACCOUNT VALUE CONTRIBUTIONS
While we cannot prevent you from adding funds to your Account (i.e., making contributions to your Account), if you wish to maintain this Contract, the addition of funds to your Account is subject to the Contract’s restrictions as described in this section.
All contributions into your Account during the Pre-Income Stage and Income Stage are subject to our review and approval for purposes of the Contract. If we approve a contribution to your Account, it will be acknowledged by us as an “Additional Account Value Contribution” under the Contract.
We will reject any Additional Account Value Contribution if the Owner or oldest Owner has reached the maximum issue age for purchasing the Contract.
We reserve the right to further limit, restrict, suspend or reject any contribution as an Additional Account Value Contribution at any time, but would do so only on a non-discriminatory basis. Circumstances where we may limit, restrict, suspend or reject an additional contribution include, but are not limited to the following:
•if we are not then offering the Contract for new issues;
•if we are offering a modified version of the Contract for new issues;
•if we determine that, as a result of the timing and amounts of your additional contributions and withdrawals, the Annual Income Amount is being increased in an unintended fashion;
•if your Initial Account Value Contribution and previous Additional Account Value Contributions, and premiums under other annuity contracts that we or our affiliates issued, equals or exceeds $1,000,000;
•if the Additional Account Value Contribution is not allocated to Eligible Account Assets;
•the oldest of the Annuitants is [85], or [70] if the Cumulative Income Minimum Feature is available, or older; or
If we exercise our right to limit, restrict, suspend or reject any contribution as an Additional Account Value Contribution, you may no longer be able to increase the Annual Income Amount to the level you originally intended through Additional Account Value Contributions. This could also impact your ability to make annual contributions for Qualified Accounts.
If a contribution to the Account is not accepted by us as an Additional Account Value Contribution and needs to be removed from the Account in order to maintain the Contract, we will provide notification with a date by which the funds must be removed from the Account. Failure to remove the funds from the Account by that date will result in the termination of the Contract.
After Insured Income Payments or Annuity Payments commence, no Additional Account Value Contributions can be made as there is no longer an Account in which this Contract is in relation to.

CONTRACT DESIGNATIONS
SINGLE INCOME VERSUS JOINT INCOME BASIS
When you purchase the Contract, you may designate whether your Contract will be on a single income or joint income basis. If your Contract is on a single income basis, there will be a single Annuitant. If your Contract is on a joint income basis, there will be two Annuitants who must be each other’s spouse (i.e., the Annuitant and the Co-Annuitant or, if an entity is the owner, the Annuitant and the Contingent Annuitant, hereinafter collectively referred to as “Annuitants”). The Annuitant(s) is the measuring life for Insured Income Payments (during the Insured Income Stage) or Annuity Payments (upon electing the Annuitization option). This designation will also impact:
•Who may be named as a joint Contract Owner, who must be an Account Owner, who may be designated as Annuitant(s), and when the Contract terminates due to death. See “Requirements for Contracts on a Single Income Basis” and “Requirements for Contracts on Joint Income Basis” below.
•The Initial Income Percentages applicable to your Contract, which vary on a single and joint income basis.
You may add or remove the Co-Annuitant or Contingent Annuitant designation at any time during the Pre-Income Stage, subject to the requirements described in this section. Your designation is irrevocable once the Pre-Income Stage ends.
REQUIREMENTS FOR CONTRACTS ON A SINGLE INCOME BASIS
For Contracts on a single income basis (i.e., Contracts with a single Annuitant):
If one Contract Owner is named:
•the Contract Owner and the Annuitant must be the same
•the Contract Owner must be an Account Owner
•upon Due Proof of Death of the Contract Owner, this Contract will terminate unless the Contract is still in the Pre-Income Stage and the surviving spouse of the Contract Owner becomes the Owner of the Account and both the Contract Owner and Annuitant of this Contract, in which case the Contract would continue and
•the Annual Income Amount will be based on the applicable Joint Income Option Percentage(s)
•No additional Contract Owners or Annuitants may be named, and this Contract will terminate upon the death of the new Contract Owner
If two Contract Owners are named:
•they must be spouses and the first named Contract Owner, as shown on the Contract Schedule, must be an Account Owner and will be the Annuitant
•no additional Contract Owners or Annuitants may be named
•while both Contract Owners are alive, the Contract ownership rights will be vested equally in both Contract Owners
•if the Contract Owner, who is also the Annuitant, dies first, this Contract will terminate upon Due Proof of Death, unless the Contract is still in the Pre-Income Stage and the surviving spouse of the Contract Owner becomes the Owner of the Account and both the Contract Owner and Annuitant of this Contract.
•if the Contract Owner who is not the Annuitant dies first, and is still the spouse of the surviving Contract Owner at the time of death, the Contract will continue unless we are otherwise instructed
If the Contract Owner is an entity that we permit:
•the Annuitant must be named and have a beneficial interest in the entity
•the entity must be the Account Owner
•upon receipt of Due Proof of Death of the death of the Annuitant, the Contract will terminate
REQUIREMENTS FOR CONTRACTS ON A JOINT INCOME BASIS
For Contracts on a joint income basis (i.e., Contracts with two Annuitants):
If one Contract Owner is named:
• the Contract Owner will be the Annuitant and must be an Account Owner
•a Co-Annuitant must be designated and be the spouse of the Annuitant
•if the Co-Annuitant survives the Contract Owner, then, upon the receipt of Due Proof of Death of the Contract Owner, the Co-Annuitant will become the Contract Owner and Annuitant, subject to tax rules, as long as
• the Co-Annuitant is or becomes the Account Owner, and
•is the spouse of the deceased Contract Owner/Annuitant at the time of death;
otherwise, this Contract will terminate.

If two Contract Owners are named:
•the first named Contract Owner will be the Annuitant and the other Contract Owner will be the Co-Annuitant
•at least one of the Contract Owners must also be an Account Owner
•the Contract Owners must be spouses, and each must have the option of continuing the Account upon the first Contract Owner’s death
•upon the receipt of Due Proof of Death of the Contract Owner to die, the Contract will continue if the Contract Owners were spouses at the time of death and the surviving spouse is or becomes the Account Owner
If the Contract Owner is an entity that we permit:
•the Annuitant must be named and have a beneficial interest in the entity
•a Contingent Annuitant must also be named and must be the spouse of the Annuitant
•the entity must be the Account Owner
•upon receipt of Due Proof of Death of the death of the Annuitant, the Contingent Annuitant will become the Annuitant (if the Contingent Annuitant remained the spouse of the deceased Annuitant at the time of death), subject to tax rules; otherwise, this Contract will terminate
•upon receipt of Due Proof of Death of the death of the Contingent Annuitant, this Contract will continue unless instructed otherwise
If the Contract is continued as a result of death, and the decedent was the named Annuitant, the Annual Income Amount will continue to be based on the applicable Joint Income Option Percentage(s); no additional Contract Owners or Annuitants may be named and this Contract will terminate upon the death of the last surviving Contract Owner (or last surviving Annuitant if the Contract Owner is an entity).
CHANGE IN CO-ANNUITANT OR CONTINGENT ANNUITANT
A Co-Annuitant or Contingent Annuitant may be added, changed, or removed during the Pre-Income Stage, subject to the requirements set forth in the previous section. A Co-Annuitant/Contingent Annuitant cannot be added, changed, or removed after the Pre-Income Stage except as described below. If a Co-Annuitant/Contingent Annuitant has been added, changed, or removed, we recalculate your Income Percentage based on the age of the remaining Annuitant (if the Co-Annuitant or Contingent Annuitant has been removed) or younger of the Annuitants (if the Co-Annuitant or Contingent Annuitant has been added or changed) on the Contract Date.
The Annuitant cannot be changed except in the event of death, as described above, or divorce as described below.
CHANGE IN CONTRACT OWNER
The Contract Owner(s) cannot be changed after we issue the Contract except in the case of divorce or a change in which the beneficial owner of the Contract does not also change. See “Effect of Divorce” below.
EFFECT OF DIVORCE
Upon receipt of notice of the divorce, and any other documentation we require, in Good Order at our Service Office:
When no Co-Annuitant or Contingent Annuitant has been named
•If the divorce occurs during the Pre-Income Stage and results in the removal of the Annuitant from the Contract (as Annuitant and/or Contract Owner) or as an Account Owner, and the former spouse is named as an Account Owner (or, if the Account is owned by an entity, has a beneficial interest in the entity), the Contract Owner and/or the Annuitant, the Contract will continue, unless we are instructed otherwise. If this Contract is continued, the Annual Income Amount will be determined using the applicable rates based on the younger of the new Annuitant and the Annuitant on the Contract Date and this Contract will terminate upon the death of the new Contract Owner (or new Annuitant if the Contract is owned by an entity). A Co-Annuitant or Contingent Annuitant may not be named.
•If divorce occurs after the Pre-Income Stage, and results in the removal of the Annuitant from this Contract (as Annuitant and/or Contract Owner) or as an Account Owner, the Contract will terminate.
When a Co-Annuitant or Contingent Annuitant has been named at the time of the divorce
If the divorce results in the removal of one of the Annuitants from the Contract and the remaining Annuitant is named as an Account Owner, the Contract Owner and/or Annuitant, the Contract will continue, unless we are instructed otherwise.
•If the divorce results in the removal of the Annuitant during the Pre-Income Stage: The Annual Income Amount will continue to be based on the applicable Joint Income Option Percentage(s) and no additional Contract Owners or Annuitants may be named; this Contract will terminate upon the death of the last surviving Contract Owner (or Annuitant if entity owned).
•If the divorce results in the removal of the Co-Annuitant or Contingent Annuitant during the Pre-Income Stage: The Annual Income Amount will be determined using the rates applicable to the Annuitant.
•If divorce results in the removal of one of the Annuitants after the Pre-Income Stage, the divorce will not result in a new Annual Income Amount and the Contract will terminate upon the death of the resulting Annuitant. A new Co-Annuitant or Contingent Annuitant may not be named.

CHANGE IN ACCOUNT OWNER
During the Pre-Income Stage and the Income Stage, if the Account Owner is changed, the Contract will continue provided that the Account Owner is an existing Annuitant under the Contract. Since there is no Account to which this Contract is in relation to in the Income Stage or after the Annuitization option has been elected, there are no longer account owner restrictions under the Contract.
If the Account Owner changes to someone other than one of the Annuitants during the Pre-Income Stage or the Income Stage, we reserve the right to terminate the Contract.
BENEFICIARY
If you exercise the Annuitization option and elect a Period Certain annuity option, you must name a Beneficiary. The Beneficiary is entitled to receive any remaining Period Certain Annuity Payments, if applicable, at the death of the Annuitant(s). The Beneficiary may be changed at any time prior to the death of the Annuitant(s) unless you previously identified the current Beneficiary’s designation as irrevocable.

ADDITIONAL INFORMATION RELATED TO YOUR FINANCIAL FIRM AND FINANCIAL PROFESSIONAL
REQUIREMENT TO MAINTAIN YOUR ACCOUNT WITH AN APPROVED FINANCIAL FIRM
During the Pre-Income Stage and Income Stage, your Account must be maintained with a Financial Firm that we have approved in connection with this Contract. We may add or remove a Financial Firm from our list of approved Financial Firms at any time. In addition, if your Financial Firm decides to no longer service the Contract, it will be removed from our list of approved Financial Firms. A current list of approved Financial Firms is available at www.[ ].com.
FINANCIAL PROFESSIONAL PERMISSION TO FORWARD TRANSACTION INSTRUCTIONS
If your Financial Professional has this authority, we deem that all such transactions that are directed by your Financial Professional, as applicable, with respect to your Contract have been authorized by you. You will receive a confirmation of any financial transaction involving your Contract as required by applicable law. You must contact us immediately if and when you revoke such authority. We will not be responsible for acting on instructions from your Financial Professional until we receive notification of the revocation of such person’s authority. We may also suspend, cancel or limit these authorizations at any time.
OPTIONS UPON FINANCIAL FIRM CHANGES
If we remove your Financial Firm from our list of approved Financial Firms or if your Financial Firm withdraws from servicing your Contract, you need to take certain actions in order to maintain your Contract or the Contract will terminate (collectively “Involuntary Financial Firm Change”). If you change your Financial Firm, this is considered a “Voluntary Financial Firm Change.”
For Involuntary Financial Firm Changes, we will send you a written notice of your options:
(a)You may keep your Contract in force and remain in the Pre-Income Stage or Income Stage by transferring the Account to an approved Financial Firm within [30] days. If Contract Fees were due during that [30]-day period, they will be due immediately upon opening your Account at your new Financial Firm. Your Income Base and Annual Income Amount could be impacted if there has been a change in your Account Value as of the date you close your Account at your prior Financial Firm and the date you open your Account at your new Financial Firm as follows:
•If the Account Value at the new Financial Firm is higher, we will treat the increase as an Additional Account Value Contribution.
•If the Account Value at the new Financial Firm is lower, we will treat the decrease as a withdrawal.
(b)    You may keep your Contract in force by electing to enter the Insured Income Stage, as described under “The Contract Stages – Insured Income Stage.”
(c)    You may keep your Contract in force by exercising the Annuitization option, if eligible, as described under “Annuitization Option.”
If you do not exercise one of the options above, your Contract will be terminated. We will not make any future payments to you, including if your Account Value were to drop to $0 or below the Minimum Account Value. We will provide you with written notice of termination.
If your contact is in the Insured Income Stage, there will be no impact on your Contract or our payment obligations.
For Voluntary Financial Firm Changes:
In general, you have the right to move your Account to another approved Financial Firm at any time, although doing so may have consequences under the Contract. We must receive your election of one of the below options, in Good Order, at least [3] days before your Account Value is transferred to us or a new Financial Firm:
(a)To keep your contract in force and remain in the Pre-Income Stage or Income Stage with a new approved Financial Firm, you must complete the transfer of your Account within [30] days. If Contract Fees were due during that [30]-day period, they will be due immediately upon opening your Account at your new Financial Firm. Your Income Base and Annual Income Amount could be impacted if there has been a change in your Account Value as of the date you close your Account at your prior Financial Firm and the date you open your Account at your new Financial Firm as follows:
•If the Account Value at the new Financial Firm is higher, we will treat the increase as an Additional Account Value Contribution
•If the Account Value at the new Financial Firm is lower, we will treat the decrease as a withdrawal
(b)    If you leave your Financial Firm but your new firm is not an approved Financial Firm, you may keep your Contract in force by electing to enter the Insured Income Stage, as described under “The Contract Stages – Insured Income Stage.”
(c)    If you leave your Financial Firm but your new firm is not an approved Financial Firm, you may keep your Contract in force by exercising the Annuitization option, if eligible, as described under “Annuitization Option.”
If you do not exercise one of the options above, your Contract will be terminated. We will not make any future payments to you, including if your Account Value were to drop to $0 or below the Minimum Account Value. We will provide you with written notice of termination.
If an Involuntary or Voluntary Financial Firm change occurs after the Annuity Date, there will be no impact on your Contract or our payment obligations.

CHANGE IN FINANCIAL PROFESSIONAL
You may change your Financial Professional at any time without impact to your Contract if the new Financial Professional is appointed with us to service this Contract and the change does not also involve a change in your Financial Firm. If your change in Financial Professional also involves a change in your Financial Firm, you must satisfy the applicable requirements discussed under “Options Upon Financial Firm Changes” above in order to maintain your Contract.

TERMINATION OF THE CONTRACT
You may terminate this Contract at any time prior to the Annuity Date. Termination will occur upon our receipt of your notification of termination in Good Order.
We reserve the right to terminate the Contract, on a non-discriminatory basis, upon any of the following events:
(1)On the death of a Contract Owner unless this Contract is continued as described in the “Contract Designations” section;
(2)On the death of the Annuitant if Income Withdrawals have not begun and a surviving spouse does not remain or become an owner of the Account and/or continue this Contract as described in the “Contract Designations” section;
(3)On the date of death of the Annuitant (or the last surviving of the Annuitant(s)), if Income Withdrawals or Insured Income Payments have begun;
(4)If the Contract is owned by a non-natural person and the Annuitant is changed, section 72(s) of the Code treats the change as the death of the Annuitant unless there is a Contingent Annuitant and the change results in the Contingent Annuitant becoming the Annuitant as described in the “Contract Designations” section;
(5)If the Account Owner changes to someone other than one of the Annuitants during the Pre-Income Stage or the Income Stage;
(6)If the Annuitization option has been elected and we have satisfied our Annuity Payment obligations;
(7)If this Contract has the Cumulative Income Minimum Feature, then during the Pre-Income Stage or Income Stage, any date that the Account Value and the Income Base both equal $0 as a result of a withdrawal; if this Contract does not have the Cumulative Income Minimum Feature then, any date the Account Value and the Income Base are reduced to $0 for any reason;
(8)As of any date during the Income Stage that the Account Value is reduced to $0 as a result of an Excess Withdrawal;
(9)As of any date during the Pre-Income Stage or Income Stage that the Account Value is reduced below the Minimum Account Value, and you have elected not to enter the Insured Income Stage, as described under “The Contract Stages – Insured Income Stage” section
(10)Upon violation of the Contract’s investment restrictions during the Pre-Income Stage or Income Stage, as described under “Investment Restrictions”;
(11)Upon failure to provide timely information about the Account necessary to fulfill our obligations under the Contract during the Pre-Income Stage or Income Stage;
(12)Upon failure to pay Contract Fees in full when due, as described under “Contract Fees – Failure to Pay Contract Fees When Due”; or
(13)Upon full liquidation of the Account during the Pre-Income Stage or Income Stage, unless either (a) you elect to begin the Insured Income Stage as described under “Contract Stages – Insured Income Stage”; (b) you elect the Annuitization option, as described under “Annuitization option”; or (c) the liquidated Account Value is re-established within an Account at a Financial Firm approved by us as described under “Additional Information Related to Your Financial Firm and Financial Professional – Change in Financial Firm.”
If this Contract is terminated for any reason, you will lose any future ability to take Income Withdrawals or potentially receive Insured Income Payments, Annuity Payments or a Cumulative Income Minimum payment. Your previously paid Contract Fees will not be refunded if the Contract is terminated after the right to cancel period (except as described under “Contract Fees – Pro-Rated Contract Fee Upon Termination”). You will receive written notification of the termination and no interest will remain in the Contract. Termination of the Contract is irrevocable.
You will not be allowed to re-purchase the Contract for 90 days after termination. If we are still selling the Contract and you repurchase the Contract, the Contract will be subject to the terms, conditions, and rates that we are offering at that time.

TAX CONSIDERATIONS
The tax considerations associated with the Contract vary depending on whether the Contract is (i) owned by an individual or non-natural person, or (ii) associated with a Custodial IRA Account or Custodial Roth IRA Account. We discuss the tax considerations for these categories of Contracts below. The discussion is general in nature and describes only federal income tax law (not state, local, foreign or other federal tax laws). It is based on current law and interpretations which may change. The information provided is not intended as tax advice. The federal income tax treatment of the Contract is unclear in certain circumstances, and you should always consult a qualified tax adviser regarding the application of law to your circumstances. In addition, unless specifically mentioned below, the following discussion is limited to the federal income tax treatment of your Contract and does not address the federal tax treatment of your Account or investments within your Account. You should consult a qualified tax advisor regarding the tax implications of your Account, including the effect, if any, of the Contract on the tax treatment of your Account.
NONQUALIFIED ANNUITIES
In general, as used in this prospectus, a Nonqualified Contract is owned by an individual or by a non-natural person for the benefit of an individual and is not associated with a Custodial IRA Account or Custodial Roth IRA Account.
Annuity Qualification
The Contract is a contingent deferred annuity contract. To date, relatively few contingent deferred annuity contracts have been offered to the public and the Internal Revenue Service (IRS) has not issued precedential tax guidance regarding the tax treatment of such Contracts. The Internal Revenue Service (IRS) has issued private letter rulings concerning products similar to this Contract. We believe the IRS allows the Contract to be a nonqualified annuity contract in accordance with Section 72 of the Code; and that the sum of all Contract Fees paid under the Contract plus any proceeds paid to the Company upon liquidation of the Account in consideration for Annuity Payments or Income Payments will be the “investment in the contract” for purposes of Section 72 of the Code (referred to as “cost basis” herein); and that any amount in the Account will not cause the Contract to have “cash value” or “cash surrender value” for purposes of Section 72 of the Code; and the Income Payments and Annuity Payments are taxable using a pro rate rule pursuant to Section 72(b) of the Code. You should consult a tax professional before you purchase a Contract.
Diversification and Investor Control. In order to qualify for the tax rules applicable to Contracts described below, the investment assets in the Sub-accounts underlying a Nonqualified Contract that provides for Income Payments that fluctuate with the value of those Sub-account assets must be diversified according to certain rules under the Code. Each Portfolio is required to diversify its investments each quarter so that no more than 55% of the value of its assets is represented by any one investment, no more than 70% is represented by any two investments, no more than 80% is represented by any three investments, and no more than 90% is represented by any four investments. Generally, securities of a single issuer are treated as one investment, and obligations of each U.S. Government agency and instrumentality (such as the Government National Mortgage Association) are treated as issued by separate issuers. In addition, any security issued, guaranteed or insured (to the extent so guaranteed or insured) by the U.S. or an instrumentality of the U.S. will be treated as a security issued by the U.S. Government or its instrumentality, where applicable. We believe the Portfolios underlying the variable Investment Options of the Contract meet these diversification requirements.
An additional requirement for qualification for the tax treatment described above is that we, and not you as the Contract Owner, must have sufficient control over the underlying Sub-account assets to be treated as the owner of the underlying assets for tax purposes. While we also believe these investor control rules will be met, the Treasury Department may promulgate guidelines under which the Contract will not be treated as an annuity contract for tax purposes if persons with ownership rights have excessive control over the investments underlying the Contract. It is unclear whether such guidelines, if in fact promulgated, would have retroactive effect. It is also unclear what effect, if any, such guidelines might have on transfers between the Investment Options offered pursuant to this prospectus. We reserve the right to take any action, including modifications to your Contract or the Investment Options, required to comply with such guidelines if promulgated. Any such changes will apply uniformly to affected Owners and will be made with such notice to affected Owners as is feasible under the circumstances.
The foregoing requirements will apply to your Contract only if it is a Nonqualified Contract and you elect to receive Income Payments that reflect the investment return and market value of assets that We hold in a Sub-account underlying the Contract.
Required Distributions Upon Your Death for a Nonqualified Contract. Upon your death, certain distributions must be made under the Contract. The required distributions depend on whether you die before or on or after the Annuity Date. If you die on or after the Annuity Date, the remaining portion of the interest in the Contract (if any) must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Date, if the Contract is payable to your surviving spouse, the Contract may be continued with your spouse as the Owner. For Nonqualified Contracts owned by a non-natural person, the required distribution rules generally apply upon the death or change of the Annuitant. This means that for a Contract held by a non-natural person (such as a trust) for which there is named a co-annuitant, then such required distributions will be triggered by the death of the first co-annuitant to die. For grantor trusts, the death of the grantor is generally treated as the death of the Owner. Special and complex rules apply to trust owned annuities. Please consult an independent tax advisor with any questions.
Changes to Your Contract. We reserve the right to make any changes we deem necessary to assure that your Contract qualifies as an annuity for tax purposes. Any such changes will apply to all Contract Owners and you will be given notice to the extent feasible under the circumstances.

Taxes Payable by You
Taxes on Withdrawals Before Payments Begin
If the Cumulative Income Minimum Feature becomes payable at age 95 when the Account still has value and Income Payments or Annuity Payments have not started, the distribution would be included in income to the extent that any cash value exceeds your investment in the contract. Because the Contract does not have a cash value, we believe that any such distribution would not be taxable but would reduce the cost basis in your Contract for purposes of determining the taxable portion of subsequent distributions. However, you should consult your own tax advisor about the tax implications of such a distribution from the Contract.
Taxes on Annuity Payments
If you select an Income Payment or Annuity Payment option as described earlier in this prospectus, a portion of each such payment you receive will be treated as a partial return of your cost basis and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the payment you receive by a fraction, the numerator of which is your cost basis (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the Contract. After the full amount of your cost basis has been recovered tax-free, the full amount of the payments will be taxable. If Income Payments or Annuity Payments stop due to the death of the Annuitant before the full amount of your cost basis has been recovered, a tax deduction may be allowed for the unrecovered amount. Under the Tax Cuts and Jobs Act of 2017, this deduction is suspended until after 2025. If the Cumulative Income Minimum Feature becomes payable at age 95 after Income Payments begin, the entire amount will be includible in income.
Medicare Tax on Net Investment Income
The Code includes a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly or qualifying widow(er) with dependent child, $125,000 for married taxpayers filing separately, $200,000 for all others, and approximately $13,050 for estates and trusts. The taxable portion of the Cumulative Income Minimum Feature, the Income Payments, the Annuity Payments, and any payments after your death will be considered investment income for purposes of this surtax.
10% Additional Tax for Early Withdrawal from a Nonqualified Contract
Generally, the 10% additional tax will not apply to Income Payments or Annuity Payments under the Contract regardless of your age. However, in limited circumstances, you may owe a 10% additional tax on the taxable portion of distributions from your Nonqualified Contract before you attain age 59½. The additional tax may apply if you elect an Annuity Payment option, if made available, that does not provide for level, fixed Annuity Payments. Non-natural Owners should consult a tax advisor about whether the 10% additional tax applies.
Special Rules in Relation to Tax-free Exchanges Under Section 1035
Special rules apply to exchanges of annuity contracts under Section 1035 of the Code. However, you cannot exchange your Nonqualified Contract or purchase your Contract in an exchange for another annuity or life insurance contract.
Taxes Payable by Beneficiaries for a Nonqualified Contract
The Contract does not provide a cash value or death benefit.
If an Owner dies before the Annuity Date, the Owner’s spouse may continue the Contract and receive Income Payments or Annuity Payments provided under the Contract if the spouse is the Owner’s “designated beneficiary” within the meaning of federal tax law. The value of the inherited Contract, as determined under federal law, also may be included in the Owner’s estate for federal estate tax purposes. Generally, the same income tax rules described above would also apply to amounts received by your Beneficiary.
After the Annuity Date, if a period certain remains under the Annuity Payment option and the Annuitant dies before the end of that period, any remaining payments made to the Beneficiary will be fully excluded from income until the remaining cost basis is recovered and all Annuity Payments thereafter are fully includible in income. This rule does not apply if the Annuity Payment option was for a period certain only with no life contingency; in that case, all the Annuity Payments will be taxed on a pro rata basis even after the Owner’s death, until all cost basis is fully recovered. If we allow the Beneficiary to commute the remaining payments in a lump sum, the amount received over the remaining cost basis will be includible in income.
Considerations for Contingent Annuitants: We may allow the naming of a contingent Annuitant when a Nonqualified Contract is held by a Custodial IRA Account as defined by Section 408(a) of the Code or a Custodial Roth IRA Account as defined by Section 408A of the Code. In such a situation, tax deferral should be provided by the Custodial IRA Account or Custodial Roth IRA Account. We may also allow the naming of a contingent annuitant when a Nonqualified Contract is held by an entity owner when such Contracts do not qualify for tax deferral under the current tax law. This does not supersede any benefit language which may restrict the use of the contingent annuitant.
Reporting and Withholding on Distributions
Amounts distributed from a Contract are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an Income Payment or Annuity Payment, we apply default withholding under the applicable tax rules unless you designate a different withholding status. In the case of all other distributions, we will withhold at a rate of 10% unless you elect otherwise. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the United States or do not provide a U.S. taxpayer identification number (TIN), or we are notified that your TIN is incorrect, we are required to withhold income tax.
State income tax withholding rules vary and we will withhold based on the rules of your state of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. Please refer to the discussion below regarding withholding rules for a Qualified Contract.
Regardless of the amount withheld by us, you are liable for payment of income taxes (including any estimated taxes that may be due) on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.
Entity Owners (other than Custodial IRAs)
Where a Nonqualified Contract is held by a non-natural person (e.g., a trust, corporation, partnership), other than as an agent or nominee for a natural person (or in other limited circumstances), increases in the “net surrender value” of the Contract over its cost basis will be subject to tax annually. The IRS may substitute “fair market value” for “net surrender value” when applying this rule.
Where a Contract is issued to a trust, and such trust is characterized as a grantor trust under the Code, such Contract is generally not considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements generally applicable to a Nonqualified Contract held by a natural person, provided that all grantors of the trust are natural persons. At this time, we will not issue a Contract to grantor trusts with more than two grantors.
Trusts are required to complete and submit a Certificate of Entity form, and we will tax report based on the information provided on this form.
CUSTODIAL IRAs
A Nonqualified Contract may be purchased by a Custodial IRA Account or a Custodial Roth IRA Account (collectively, “Custodial IRAs”), which can hold other permissible assets. The terms and administration of the trust or custodial account in accordance with the laws and regulations for, IRAs or Roth IRAs, as applicable, are the responsibility of the applicable trustee or custodian (collectively, “custodian”). If your relationship with the custodian terminates, the custodian may transfer your Contract to you and Income Payments or Annuity Payments may commence at such time. In that case, we will add an endorsement to the Contract to ensure that it satisfies the applicable tax rules for individual retirement annuity contracts under Section 408(b) of the Code (as a traditional IRA or Roth IRA, depending on which type of Custodial IRA you owned). Your Contract would continue as a Qualified Annuity.
You should be aware that IRAs generally provide income tax deferral regardless of whether they invest in annuity contracts or are issued as annuity contracts. This means that when a Custodial IRA invests in a Contract, it generally does not result in any additional tax benefits (such as income tax deferral and income tax free transfers).
The custodian of your Custodial IRA will provide you with an “IRA Disclosure Statement” or “Roth IRA Disclosure Statement” (as applicable), which contains information about eligibility, contribution limits, tax particulars, and other IRA information. In addition to this information, the IRS requires that you have a “Free Look” after making an initial contribution to the IRA. During this time, you can cancel the Contract by notifying us in writing and we will refund your Contract Fees.
Required Minimum Distributions During Your Life for a Qualified Contract
If you hold the Contract under a Custodial IRA, Required Minimum Distribution rules must be satisfied. This means that generally payments must start from the Custodial IRA by April 1 of the year after the year you reach age 72 (“Required Beginning Date”) and must be made for each year thereafter. Roth IRAs are not subject to these rules during the Owner’s lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. You should consult your tax advisor or the custodian of your Custodial IRA for more information on how the Required Minimum Distribution rules apply to your Custodial IRA, including how those rules apply when your Custodial IRA holds a Contract. Please contact your custodian within a reasonable time before the IRS deadline so that a timely distribution is made.
Generally, the “actuarial present value” of your Contract must be reflected in the value of your Custodial IRA when determining your Required Minimum Distributions. We will calculate the actuarial present value. If Income Payments or Annuity Payments commence from your Contract while the Contract is still held by the Custodial IRA, you should consult your custodian or tax advisor regarding whether those payments will satisfy your Required Minimum Distribution obligation each year. When Income Payments or Annuity Payments commence from your Contract, your custodian may distribute the Contract to you as an individual retirement annuity under Section 408(b) of the Code, at which point we will add an endorsement to the Contract to ensure that is complies with the applicable tax rules for such individual retirement annuities. Thereafter, the Income Payments or Annuity Payments should satisfy your Required Minimum Distribution obligation each year.
Please note that there is a 50% tax penalty on the amount of any Required Minimum Distribution not made in a timely manner.

10% Additional Tax for Early Withdrawal from a Qualified Contract
You may owe a 10% additional tax on the taxable portion of distributions from your Custodial IRA. Please contact the custodian for more information. The additional tax also may apply to distributions that are made to you from your Contract if the Contract is transferred to you from your Custodial IRA (which generally may occur only in connection with the commencement of Annuity Payments or Income Payments as discussed above). In such case, the additional tax should not apply to Income Payments regardless of your age, and it should not apply to Annuity Payments regardless of your age unless you elect an Annuity Payment option that does not provide for level, fixed Annuity Payments.
Required Minimum Distributions Upon Your Death for a Qualified Contract
If you hold the Contract under a Custodial IRA, different Required Minimum Distribution rules must be satisfied after your death. You should consult your tax advisor or the custodian of your Custodial IRA for more information on how the Required Minimum Distribution rules apply to your Custodial IRA after your death, including how those rules apply when your Custodial IRA holds a Contract.
Generally, this Contract does not provide a cash value or death benefit. However, if you die prior to your Annuity Date (or Required Beginning Date), your spouse may continue your Custodial IRA or Custodial Roth IRA as their own, in which case the Contract also would continue as an asset of the Custodial IRA.
If the Contract is transferred to you from your Custodial IRA upon the commencement of Income Payments or Annuity Payments as discussed above, after your death any remaining interest in the Contract must be distributed in accordance with federal income tax requirements as described below.
•If you have a designated beneficiary, any remaining interest must be distributed within 10 years after your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.
This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after Income Payments or Annuity Payments have begun). However, if the Beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
If your Income Payments or Annuity Payments continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Prudential) in order to comply with the post-death distribution requirements.
If your Beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest in your Annuity Payments after your death generally must be distributed at least as rapidly as under the method of distribution being used on the date of your death. However, if your Beneficiary is a trust and all the beneficiaries of the trust are individuals, the law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries. You may wish to consult a professional tax advisor about the federal income tax consequences of your Beneficiary designations.
•Spousal continuation. If your Beneficiary is your spouse, your surviving spouse can continue the Income Payments or Annuity Payments.
The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax adviser for tax advice as to your particular situation.
Taxation of Distributions
Amounts that you receive from your Custodial IRA or directly from your Contract, including amounts that are required to be distributed under the Required Minimum Distribution rules, generally are subject to tax. A portion of such distributions may be excludable from your gross income if you made after-tax contributions to your Custodial IRA. We expect that Contract Fees that are taken from your Custodial IRA (whether Roth or non-Roth) and paid directly to Prudential as consideration for a Contract that is held as an investment within your Custodial IRA will not be treated as distributions from your Custodial IRA for tax purposes, but the IRS has not specifically addressed this question with respect to this Contract or any similar contingent deferred annuity product. You may wish to consult a professional tax adviser for tax advice as to your particular situation regarding any type of payment, distribution, or transfer involving your Custodial IRA.
Reporting and Withholding on Distributions
We will not report or withhold on payments made from a Nonqualified Contract held by a Custodial IRA Account or Custodial Roth IRA Account.
For all other IRA or Roth IRA distributions, unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage and tax report as required under applicable tax law. The rate of withholding on Income Payments and Annuity Payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, for any Income Payments or Annuity Payments not subject to mandatory withholding, you will have taxes automatically withheld under the applicable default withholding rules.
If no U.S. TIN is provided, no election out of withholding will be allowed, and we will automatically withhold using the default withholding rules. We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax adviser to find out more information on your potential liability if you fail to pay such taxes. If you are a U.S. person (which includes a resident alien), and you request a payment be delivered outside the U.S., we are required to withhold income tax. There may be additional state income tax withholding requirements.
ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
Revenue Rulings 2018-17 and 2020-24 provide that an amount transferred from an IRA or 401(a) qualified retirement plan to a state’s unclaimed property fund is subject to federal income tax withholding at the time of transfer. The amount transferred is also subject to federal tax reporting. Consistent with these Rulings, we will withhold federal and state income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Civil Unions and Domestic Partnerships
U.S. Treasury Department regulations provide that for federal tax purposes, the term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship that is not denominated as a marriage under the laws of the state where the relationship was entered into, regardless of domicile. As a result, if a Beneficiary of a deceased Owner and the Owner were parties to such a relationship, the Beneficiary will be required by federal tax law to take distributions from the Contract in the manner applicable to non-spouse Beneficiaries and will not be able to continue the Contract. Please consult with your tax or legal adviser.

OTHER INFORMATION
RESERVED RIGHTS
In addition to rights specifically reserved elsewhere in this prospectus, we reserve the right to perform any or all of the following: (a) make changes required by any change in the federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, or any changes to the Securities and Exchange Commission’s interpretation thereof; (b) make changes that are necessary to maintain the tax status of your Contract or any charge or distribution from your Contract under the Internal Revenue Code; and (c) make any changes required by federal or state laws with respect to annuity contracts. We reserve the right to modify the Contract without receiving your prior consent, except as may be required by any applicable law, if we are required to make changes necessary to comply with state regulatory requirements, Internal Revenue Service (“IRS”) requirements or other federal requirements.
MATERIAL STATE VARIATIONS
Material state variations for the Contract are listed in “Appendix [ ] – Special Contract Provisions for Contracts Issued in Certain States.”
STATEMENTS AND REPORTS
We or your Financial Professional will provide quarterly statements related to your Contract.
We send any statements and reports required by applicable law or regulation to you at your last known address of record. You should therefore give us or your Financial Professional prompt notice of any address change. We reserve the right, to the extent permitted by law and subject to your prior consent, to provide any prospectus, prospectus supplements, confirmations, statements and reports required by applicable law or regulation to you through our Internet Website at www.prudential.com or any other electronic means. We generally send a confirmation statement to you each time a financial transaction is made affecting the Contract. You should review the information in these statements carefully. You may request additional reports or copies of reports previously sent. We reserve the right to charge up to $50 for each such additional or previously sent report.
ASSIGNMENT
You may not assign the Contract or any rights under the Contract.
DEFERRAL OF TRANSACTIONS
We may defer any payment from us for a period not to exceed the lesser of 6 months or the period permitted by applicable law. Where required, we will make written request to, and obtain prior written approval from, the state insurance commissioner. If we elect to postpone payments for 30 days or more, we will pay interest as required by applicable law.
ELECTIONS, DESIGNATIONS, CHANGES, REQUESTS AND NOTICES
All elections, designations, changes and requests that we require must be received by us in Good Order and are effective only after they have been acknowledged by us, subject to any transactions made by us before receipt of such notices. In lieu of a written communication, we may agree in advance to communication regarding a specific matter by telephone or by some other form of electronic transmission in a manner we accept. All notices must include the Contract Owner’s(s’) name and Contract Number. We will not be responsible for any actions taken before we receive a valid change request. Correspondence from us relating to your Contract will be sent to your last known address.
Any notice we are required to provide to you, in accordance with the terms of the Contract, will be in writing unless we mutually agree to the use of another medium or format.
EVIDENCE OF SURVIVAL OR MARITAL STATUS
Before we make an Insured Income Payment or Annuity Payment, we have the right to require proof of continued life or marital status and any other documentation we need to make such payment. We can require this proof for any person whose life or death determines whether or to whom we must make the Insured Income Payment or Annuity Payment.
We may withhold an Insured Income Payment or Annuity Payment until we receive such evidence or evidence satisfactory to us of the relevant life. We credit interest on such withheld payments at the rate required by law. Should we subsequently determine withheld payments are payable, we will pay the withheld payments and any applicable interest credited in a lump sum.
FACILITY OF PAYMENT
We reserve the right, in settlement of full liability, to make payment to a guardian, relative, or other person deemed eligible by us if a person(s) to whom we are making Income or Annuity Payments is deemed to be legally incompetent, as permitted by law.
MISSTATEMENT OF AGE OR SEX
If there has been a misstatement of the age and/or sex of any person upon whose life any amounts we are obligated to determine in order to make any payment, including Insured Income Payments or Annuity Payments, we will adjust such amounts to conform to that for the correct age and/or sex. As to Annuity Payments and Insured Income Payments: (a) any underpayments by us will be remedied on the next payment following the correction with interest at a rate not less than that required by applicable law but not exceeding 6%; and (b) any overpayments by us will be charged against future amounts payable by us under your Contract. If there has been a misstatement of the age and/or sex of a person(s) upon whose life the Insured Income Payments or Annuity Payments under the Contract are based, we will make adjustments to any availability and any benefits payable under the Contract to conform to the facts.
RECOVERY OF EXCESS PAYMENTS
We may recover from you or your estate any Insured Income Payments or Annuity Payments made after the death of the Annuitant or the last of the Annuitants that would have otherwise resulted in the termination of the Contract.
TAX REPORTING AND WITHHOLDING
We will comply with all applicable federal and state tax reporting and withholding laws and regulations with respect to amounts payable under the Contract.
SERVICE PROVIDERS
We conduct the bulk of our operations through staff employed by it or by affiliated companies within the Prudential Financial family. Certain discrete functions have been delegated to non-affiliates that could be deemed “service providers” under the Investment Company Act of 1940. The entities engaged by Pruco Life may change over time. As of December 31, 2020, non-affiliated entities that could be deemed service providers to Pruco Life and/or an affiliated insurer within the Pruco Life business unit consisted of those set forth in the table below.

Name of Service Provider	Services Provided	Address
Broadridge Investor Communication	Proxy services and regulatory mailings	51 Mercedes Way, Edgewood, NY 11717
EDM Americas	Records management and administration of annuity contracts	301 Fayetteville Street, Suite 1500, Raleigh, NC 27601
EXL Service Holdings, Inc	Administration of annuity contracts	350 Park Avenue, 10th Floor, New York, NY 10022
Guidehouse	Claim related services	150 North Riverside Plaza, Suite 2100, Chicago, IL 60606
National Financial Services	Clearing firm for Broker Dealers	82 Devonshire Street Boston, MA 02109
Open Text, Inc	Fax Services	100 Tri-State International Parkway, Lincolnshire, IL 60069
PERSHING LLC	Clearing firm for Broker Dealers	One Pershing Plaza, Jersey City, NJ 07399
The Depository Trust Clearinghouse Corporation	Clearing and settlement services for Distributors and Carriers.	55 Water Street, 26th Floor, New York, NY 10041
Thomson Reuters	Tax reporting services	3 Times Square New York, NY 10036
Universal Wilde	Composition, printing, and mailing of contracts and benefit documents	26 Dartmouth Street, Westwood, MA 02090
Venio Systems LLC	Claim related services	4031 University Drive, Suite 100, Fairfax, VA 22030
INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
HOW TO CONTACT US
Please communicate with us using the telephone number and addresses below for the purposes described. Failure to send mail to the proper address may result in a delay in our receiving and processing your request.
Prudential’s Customer Service Team
Call our Customer Service Team at 1-888-PRU-2888 during normal business hours.
Internet
Access information about your Contract through our website: www.prudential.com
Correspondence Sent by Regular Mail
Prudential Annuities Service Center
P.O. Box 7960
Philadelphia, PA 19176
Correspondence Sent by Overnight*, Certified or Registered Mail
Prudential Annuities Service Center
1600 Malone Street
Millville, NJ 08332

*Please note that overnight correspondence sent through the United States Postal Service may be delivered to the P.O. Box listed above, which could delay receipt of your correspondence at our Service Center. Overnight mail sent through other methods (e.g. Federal Express, United Parcel Service) will be delivered to the address listed below.
Correspondence sent by regular mail to our Service Center should be sent to the address shown above. Your correspondence will be picked up at this address and then delivered to our Service Center. Your correspondence is not considered received by us until it is received at our Service Center. Where this prospectus refers to the day when we receive a request, election, notice, transfer or any other transaction request from you, we mean the day on which that item (or the last requirement needed for us to process that item) arrives in complete and proper form at our Service Center or via the appropriate telephone or fax number if the item is a type we accept by those means. There are two main exceptions: if the item arrives at our Service Center (1) on a day that is not a business day, or (2) after the close of a business day, then, in each case, we are deemed to have received that item on the next business day.
You can obtain Contract information through your Financial Professional, by calling our automated response system, and at www.prudential.com, our Internet Website. Our Customer Service representatives are also available during business hours to provide you with information about your Contract. You can request certain transactions through our telephone voice response system, our Internet Website or through a customer service representative. You can provide authorization for a third party, including your attorney-in-fact acting pursuant to a power of attorney or your Financial Professional, to access your Contract information and perform certain transactions on your Contract. You will need to complete a form provided by us which identifies those transactions that you wish to authorize via telephonic and electronic means and whether you wish to authorize a third party to perform any such transactions. Please note that unless you tell us otherwise, we deem that all transactions that are directed by your Financial Professional with respect to your Contract have been authorized by you. We require that you or your representative provide proper identification before performing transactions over the telephone or through our Internet Website. This may include a Personal Identification Number (PIN) that will be provided to you upon issue of your Contract or you may establish or change your PIN by calling our automated response system, www.prudential.com, our Internet Website. Any third party that you authorize to perform financial transactions on your Contract will be assigned a PIN for your Contract.
Transactions requested via telephone are recorded. To the extent permitted by law, we will not be responsible for any claims, loss, liability or expense in connection with a transaction requested by telephone or other electronic means if we acted on such transaction instructions after following reasonable procedures to identify those persons authorized to perform transactions on your Contract using verification methods which may include a request for your Social Security number, PIN or other form of electronic identification. We may be liable for losses due to unauthorized or fraudulent instructions if we did not follow such procedures.
Pruco Life does not guarantee access to telephonic, facsimile, Internet or any other electronic information or that we will be able to accept transaction instructions via such means at all times. Regular and/or express mail will be the only means by which we will accept transaction instructions when telephonic, facsimile, Internet or any other electronic means are unavailable or delayed. Pruco Life reserves the right to limit, restrict or terminate telephonic, facsimile, Internet or any other electronic transaction privileges at any time.

APPENDIX [ ] – SPECIAL CONTRACT PROVISIONS FOR CONTRACTS ISSUED IN CERTAIN STATES

Certain features of your Contract may be different than the features described earlier in this prospectus, if your Contract is issued in certain states described below. Further variations may arise in connection with additional state reviews.

Jurisdiction	Special Provisions

[ ] 1

APPENDIX [ ] – HISTORICAL INITIAL INCOME PERCENTAGES AND INCOME DEFERRAL RATES

As of the date of this prospectus, there are no previously offered Initial Income Percentages or Income Deferral Rates that are no longer offered.

[ ] 1

Dealer Prospectus Delivery Obligations

All dealers that effect transactions in these securities are required to deliver a prospectus.

PART II
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Accountant’s Fees & Expenses:	$20,000.00
Legal Fees & Expenses:	$20,000.00
Printing Fees & Expenses:	$ 6,000.00
Registration Fee:	$ 92.70
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.
Arizona, being the state of organization of Pruco Life Insurance Company (“Pruco”), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10-850 et seq. of the Arizona Statutes Annotated. The text of Pruco’s By-law, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 3(ii) to Form 10-Q filed on August 15, 1997 on behalf of Pruco Life Insurance Company.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
ITEM 16. EXHIBITS
(a)     Exhibits
(1)     Underwriting Agreement between Prudential Annuities Distributors, Inc. and Pruco Life Insurance Company. (Note 2)
(2)     Plan of acquisition, reorganization, arrangement, liquidation or succession. N/A
(4)(a)    Contract (P-CDA_IND)(11_21) (Note 1)
(b)    Cumulative Income Minimum Rider (P-RID-CIF)(11-21) (Note 1)
(c)    Endorsement (P-CDA-ENT)(11/21) (Note 1)
(5)     Opinion of Counsel as to legality of the securities being registered. (To be filed by amendment)
(8)     Opinion re: tax matters. None
(15)     Letter re unaudited interim financial information. None.
(23)     Written consent of Independent Registered Public Accounting Firm. (To be filed by amendment)
(24)     Power of Attorney for Dylan J. Tyson, Robert E. Boyle, Nandini Mongia, Candace J. Woods, Markus Coombs, Caroline A. Feeney, and Salene Hitchcock-Gear. (Note 1)
(96)     Technical report summary. N/A
(107)     Filing Fees (Note 1)
(Note 1) Filed herewith.
(Note 2)    Incorporated by reference to Form S-3/A, Registration No. 333-220118, filed September 29, 2017 on behalf of the Pruco Life Insurance Company.
(Note 3)    Incorporated by reference to Form S-3, Registration No. 333-256967, filed June 10, 2021 on behalf of the Pruco Life Insurance Company.

ITEM 17. UNDERTAKINGS
(a)The undersigned registrant hereby undertakes:
(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(3) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 2nd day of March 2022.

PRUCO LIFE INSURANCE COMPANY
(Registrant)

By:	Dylan J. Tyson*
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Dylan J. Tyson*	Director, President and Chief Executive Officer	March 2, 2022
Dylan J. Tyson
Robert E. Boyle*	Chief Financial Officer, Chief Accounting Officer, Vice President and Director	March 2, 2022
Robert E. Boyle
Caroline A. Feeney*	Director	March 2, 2022
Caroline A. Feeney
Nandini Mongia*	Director and Treasurer	March 2, 2022
Nandini Mongia
Candace J. Woods*	Director	March 2, 2022
Candace J. Woods
Markus Coombs*	Director and Vice President	March 2, 2022
Markus Coombs
Salene Hitchcock-Gear*	Director	March 2, 2022
Salene Hitchcock-Gear

By:	/s/Elizabeth L. Gioia
Elizabeth L. Gioia
    Attorney-in-Fact

*	*Executed by Elizabeth L. Gioia on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX
(4)(a)    Contract (P-CDA_IND)(11_21)
(b)    Cumulative Income Minimum Rider (P-RID-CIF)(11-21)
(c)    Endorsement (P-CDA-ENT)(11/21)
(24)     Power of Attorney for Dylan J. Tyson, Robert E. Boyle, Nandini Mongia, Candace J. Woods, Markus Coombs, Caroline A. Feeney, and Salene Hitchcock-Gear.
(107)    Filing Fees